EXHIBIT 10.1

EXECUTION COPY

$125,000,000

CREDIT AGREEMENT

dated as of May 30, 2008,

among

VERASUN ENERGY CORPORATION,

VERASUN FORT DODGE, LLC

VERASUN HARTLEY, LLC

VERASUN WELCOME, LLC

VERASUN CHARLES CITY, LLC

VERASUN AURORA CORPORATION

VERASUN MARKETING, LLC

as Borrowers,

THE LENDERS PARTY HERETO

and

UBS SECURITIES LLC,

as Arranger, Bookmanager, Documentation Agent and Syndication Agent,

and

UBS AG, STAMFORD BRANCH,

as Issuing Bank, Administrative Agent and Co-Collateral Agent,

and

UBS LOAN FINANCE LLC,

as Swingline Lender

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

-i-

-ii-

-iii-

Section		Page
SECTION 9.04	Reliance by Agent	106
SECTION 9.05	Delegation of Duties	106
SECTION 9.06	Resignation of Agent	106
SECTION 9.07	Non-Reliance on Agent and Other Lenders	107
SECTION 9.08	No Other Duties, etc	107

ARTICLE X

MISCELLANEOUS

SECTION 10.01	Notices	107
SECTION 10.02	Waivers; Amendment	110
SECTION 10.03	Expenses; Indemnity; Damage Waiver	112
SECTION 10.04	Successors and Assigns	114
SECTION 10.05	Survival of Agreement	117
SECTION 10.06	Counterparts; Integration; Effectiveness	117
SECTION 10.07	Severability	117
SECTION 10.08	Right of Setoff	117
SECTION 10.09	Governing Law; Jurisdiction; Consent to Service of Process	118
SECTION 10.10	Waiver of Jury Trial	118
SECTION 10.11	Headings	119
SECTION 10.12	Treatment of Certain Information; Confidentiality	119
SECTION 10.13	USA PATRIOT Act Notice	119
SECTION 10.14	Interest Rate Limitation	120
SECTION 10.15	Lender Addendum	120
SECTION 10.16	Obligations Absolute	120
SECTION 10.17	Enforcement	120
SECTION 10.18	Additional Loans	121
SECTION 10.19	CFC Subsidiary	121

ANNEXES

Annex I	Applicable Margin

SCHEDULES

Schedule 1.01	Refinancing Indebtedness to Be Repaid
Schedule 2.19	Accounts and Lockboxes
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.06(a)	No Claims
Schedule 3.06(b)	Violations or Proceedings
Schedule 3.07	Equity Interests and Subsidiaries
Schedule 3.09	Material Agreements
Schedule 3.18	Environmental Matters
Schedule 3.19	Insurance
Schedule 3.22	Location of Material Inventory
Schedule 4.01(g)	Local Counsel
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(a)	Existing Investments
Schedule 6.11	Proposed Amendments to Organizational Documents

-iv-

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Inventory Reclamation Waiver
Exhibit H	Form of LC Request
Exhibit I	Form of Lender Addendum
Exhibit J-1	Form of Revolving Note
Exhibit J-2	Form of Swingline Note
Exhibit K-1	Form of Perfection Certificate
Exhibit K-2	Form of Perfection Certificate Supplement
Exhibit L	Form of Security Agreement
Exhibit M-1	Form of Opinion of Company Counsel
Exhibit M-2	Form of Opinion of Local Counsel
Exhibit N	Form of Solvency Certificate
Exhibit O	Form of Intercompany Note
Exhibit P	Form of Non-Bank Certificate
Exhibit Q	Form of Borrowing Base Certificate

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) dated as of May 30, 2008, among VERASUN ENERGY CORPORATION, a South Dakota corporation, as Borrower Representative (“Borrower Representative”), VERASUN FORT DODGE, LLC a Delaware limited liability company (“VeraSun Fort Dodge”), VERASUN HARTLEY, LLC a Delaware limited liability company (“VeraSun Hartley”), VERASUN WELCOME, LLC a Delaware limited liability company (“VeraSun Welcome”), VERASUN CHARLES CITY, LLC a Delaware limited liability company (“VeraSun Charles City”), VERASUN AURORA CORPORATION a South Dakota corporation (“VeraSun Aurora”), VERASUN MARKETING, LLC a Delaware limited liability company (“VeraSun Marketing” and together with Borrower Representative, VeraSun Fort Dodge, VeraSun Hartley, VeraSun Welcome, VeraSun Charles City and VeraSun Aurora, “Borrowers” and each, individually, a “Borrower”), the Lenders (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), UBS SECURITIES LLC, as lead arranger (in such capacity, “Arranger”), as documentation agent (in such capacity, “Documentation Agent”) and as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”) and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and the Secured Parties and as co-collateral agent (in such capacity, together with any other Lender appointed as a co-collateral agent, each a “Co-Collateral Agent”).

WITNESSETH:

WHEREAS, Borrowers have requested the Lenders to extend credit in the form of Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $125.0 million.

WHEREAS, Borrowers have requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $15.0 million.

WHEREAS, Borrowers have requested the Issuing Bank to issue letters of credit, in an aggregate face amount at any time outstanding not in excess of $40.0 million, to support payment obligations incurred in the ordinary course of business by Borrowers and their Subsidiaries.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers and the Issuing Bank is willing to issue letters of credit for the account of Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Loan” shall mean any ABR Revolving Loan or Swingline Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Account Debtor” shall mean any person who may become obligated to another person under, with respect to, or on account of, an Account.

“Account” shall mean, with respect to any person, any “account,” as such term is defined in the UCC as in effect from time to time in the State of New York, in which such person now or hereafter has rights.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Borrowers or any of their Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrowers or any of their Subsidiaries.

“Activation Notice” shall have the meaning assigned to such term in Section 2.19.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

“Agents” shall mean the Arranger, Documentation Agent, Syndication Agent, Administrative Agent and the Co-Collateral Agents; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) 4.0%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Fee” shall mean 0.50% per annum.

“Applicable Margin” shall mean, for any day, with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the appropriate caption.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“ASA Opco Holdings Credit Agreement” shall mean that certain Credit Agreement dated as of February 6, 2006 among ASA Opco Holdings, LLC, ASA Albion, LLC, ASA Bloomingburg, LLC and ASA Linden, LLC, as Borrowers; the lenders party thereto; WESTLB AG, New York Branch, as administrative agent for the Lenders, co-syndication agent, lead arranger and sole lead bookrunner; First National Bank of Omaha, as collateral agent, accounts bank and co-syndication agent and lead arranger; Standard Chartered Bank, as co-syndication agent and lead arranger; and CIT Capital USA Inc. and ING Capital LLC, as co-documentation agents and lead arrangers, as in effect on the date hereof, and thereafter amended from time to time subject to the requirements of this Agreement.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Borrowers and (b) any issuance or sale of any Equity Interests of any Subsidiary of a Borrower, in each case, to any person other than a Borrower.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrowers’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bailee Letter” shall have the meaning assigned thereto in the Security Agreement.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Blocked Accounts” shall have the meaning assigned to such term in Section 2.19.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” and “Borrowers” shall have the meanings assigned to such terms in the preamble hereto.

“Borrower Representative” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Revolving Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Availability” shall mean at any time the lesser of (a) the Borrowing Base at such time and (b) the aggregate amount of the Lenders’ Revolving Commitments at such time, in each case, less the aggregate Revolving Exposure of all Lenders at such time.

“Borrowing Base” shall mean at any time, the least of (x) the “Borrowing Base,” as defined in, and construed in accordance with, the Senior Secured Note Indenture, (y) the “Borrowing Base,” as defined in, and construed in accordance with, the Senior Note Indenture and (z) subject to adjustment as provided in Section 2.18, an amount equal to the sum of, without duplication:

(a) the book value of Eligible Accounts of Borrowers multiplied by the advance rate of 85%, plus

(b) (i) during the period commencing on the Closing Date and ending on the one (1) year anniversary thereof, the lesser of (A) the advance rate of 75% of the Cost of Eligible Inventory of Borrowers, or (B) the advance rate of 90% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of Borrowers; and (ii) during the period commencing on the one (1) year anniversary of the Closing Date, the lesser of, (A) the advance rate of 75% of the Cost of Eligible Inventory of Borrowers, or (B) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory of Borrowers, minus

(c) any Reserves established from time to time by the Administrative Agent or the Co-Collateral Agents in the exercise of their Permitted Discretion, including a Reserve for accounts payable then due and owing by any Borrower to any Farm Products Seller and a Reserve for fluctuations in commodity prices related to Eligible Inventory; provided that, the Administrative Agent or the Co-Collateral Agents, as applicable, shall give Borrowers prior or contemporaneous notice of the establishment of any such Reserves.

Subject to the relevant terms and provisions set forth in this Agreement, including, without limitation, Section 10.02, the Administrative Agent and the Co-Collateral Agents shall be entitled at all times to modify the standards of eligibility under this Agreement, in each case in their Permitted Discretion.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent and the Co-Collateral Agents with such adjustments as the Administrative Agent and the Co-Collateral Agents deem appropriate in their reasonable credit judgment to assure that the Borrowing Base is calculated in accordance with the terms of this Agreement.

“Borrowing Base Certificate” shall mean an Officers’ Certificate from the Borrower Representative on behalf of the Borrowers, substantially in the form of, and containing the information prescribed by, Exhibit Q, delivered to the Administrative Agent and the Co-Collateral Agents setting forth Borrowers’ calculation of the Borrowing Base.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Borrowers during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property with proceeds of Asset Sales (other than Asset Sales of Collateral) and (ii) any portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Management System” shall have the meaning assigned to such term in Section 2.19.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any Collateral of Borrowers or any of their Subsidiaries.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“CFC Subsidiary” shall mean a Subsidiary that is (i) a controlled foreign corporation under Section 957 of the Code, (ii) a Subsidiary substantially all the assets of which consist of equity in Subsidiaries described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition.

A “Change in Control” shall be deemed to have occurred if:

(a) at any time a change of control occurs under any Material Indebtedness;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower Representative representing more than 50% of the voting power of the total outstanding Voting Stock of Borrower Representative;

(c) individuals who, on the Closing Date, constituted the Board of Directors of Borrower Representative (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Borrower Representative, which members comprising such majority are then still in office and were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower Representative; or

(d) Borrower Representative at any time ceases to own, directly or indirectly, 100% of the Equity Interests of each other Borrower.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Chattel Paper” shall mean all “chattel paper,” as such term is defined in the UCC as in effect from time to time in the State of New York, in which any person now or hereafter has rights.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Swingline Commitment, in each case, under this Agreement, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” shall mean the date on which the conditions set forth in Article IV of this Agreement are satisfied or waived and the agreement becomes effective pursuant to the provisions of Section 10.06”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Availability” shall mean at any time, the Borrowing Base at such time (which, solely for purposes of this definition, shall be calculated without giving effect to clauses (x) and (y) of the definition of “Borrowing Base”), less the aggregate Revolving Exposure of all Lenders at such time.

“Co-Collateral Agent” shall have the meaning assigned to such term in the preamble hereto and shall include any other Lender that the Administrative Agent shall appoint as a Co-Collateral Agent after the Closing Date.

“Co-Collateral Agents Fee” shall have the meaning ascribed to such term in Section 2.05(b).

“Collection Account” shall have the meaning assigned to such term in Section 2.19.

“Commercial Letter of Credit” shall mean any letter of credit or similar instrument issued for the purpose of providing credit support in connection with the purchase of materials, goods or services by Borrowers or any of their Subsidiaries in the ordinary course of their businesses.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment or Swingline Commitment and “Commitments” shall mean the aggregate sum of each Lender’s Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Commodity Agreement” shall mean any non-speculative forward contract, commodity swap agreement, commodity futures contract, commodity option agreement or other similar non-speculative agreement or arrangement.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Concentration Account” shall have the meaning assigned to such term in Section 2.19.

“Concentration Account Bank” shall have the meaning assigned to such term in Section 2.19.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrowers for such period, determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period, and

(e) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period and prior to the date of determination as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

“Consolidated Fixed Charges” shall mean, for any period, the sum for the Borrowers, without duplication, of

(a) Consolidated Interest Expense for such period;

(b) the aggregate amount of Capital Expenditures for such period; provided that no Capital Expenditures incurred prior to the Closing Date shall be included;

(c) all cash payments in respect of income taxes made during such period (net of any cash refund in respect of income taxes actually received during such period);

(d) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations, but excluding such amortization payments on Indebtedness incurred to finance Capital Expenditures included in clause (b) above in such period or any prior period) of Borrowers for such period (as determined on the first day of the respective period);

(e) the product of (i) all dividend payments on any series of Disqualified Capital Stock of Borrowers (other than dividend payments to Borrowers) multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Borrowers, expressed as a decimal; and

(f) the product of (i) all cash dividend payments on any Preferred Stock (other than Disqualified Capital Stock) of Borrowers (other than dividend payments to Borrowers) multiplied by (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Borrowers, expressed as a decimal.

“Consolidated Interest Expense” shall mean, for any period, the total interest expense of Borrowers for such period determined in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrowers for such period;

(b) commissions, discounts and other fees and charges owed by Borrowers with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrowers for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Borrowers to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrowers) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Borrowers for such period;

(f) the interest portion of any deferred payment obligations of Borrowers for such period;

(g) all interest on any Indebtedness of Borrowers of the type described in clause (6) or (7) of the definition of “Indebtedness” for such period;

provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Borrowers determined in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person in which any person other than Borrowers has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by a Borrower during such period;

(b) the net income of any Subsidiary of a Borrower during such period, except to the extent that cash in an amount equal to any income of such Subsidiary has actually been received in cash by a Borrower during such period;

(c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrowers upon any Asset Sale (other than any dispositions in the ordinary course of business) by Borrowers;

(e) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(f) earnings resulting from any reappraisal, revaluation or write-up of assets;

(g) unrealized gains and losses with respect to Hedging Obligations for such period; and

(h) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrowers during such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrowers, for such period, determined in accordance with GAAP.

“Contested Collateral Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (a), (b), (e) and (f) of Section 6.02, the following conditions:

(a) Borrowers shall cause any proceeding instituted contesting such Lien to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(b) at the option and at the request of the Administrative Agent, to the extent such Lien is in an amount in excess of $100,000, the appropriate Borrower shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s reasonable estimate of all interest and penalties related thereto; and

(c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the Requirement of Law creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Cost” shall mean, as determined by the Administrative Agent and the Co-Collateral Agents in good faith, with respect to Inventory, the lower of (a) landed cost computed on a first-in first-out basis in accordance with GAAP or (b) market value; provided, that for purposes of the calculation of the Borrowing Base, (i) the Cost of the Inventory shall not include: (A) the portion of the cost of Inventory equal to the profit earned by any Affiliate on the sale thereof to a Borrower or (B) write-ups or write-downs in cost with respect to currency exchange rates, and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal which has been received and approved by the Administrative Agent and the Co-Collateral Agents in their reasonable discretion.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“Currency Agreement” shall mean any non-speculative foreign exchange contract, currency swap agreement or other similar non-speculative agreement or arrangement.

“Debt Issuance” shall mean the incurrence by Borrowers or any of their Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Revolving Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Revolving Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Revolving Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made by such person or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Documents” shall mean all “documents,” as such term is defined in the UCC as in effect from time to time in the State of New York, in which any person now or hereafter has rights.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Accounts” shall have the meaning assigned to such term in Section 2.18(a).

“Eligible Assignee” shall mean (i) any Lender and (ii) any other person approved by the Administrative Agent, the Issuing Bank, the Swingline Lender and the Borrower Representative (each such approval not to be unreasonably withheld or delayed); provided that (x) no approval of Borrower Representative shall be required during the continuance of a Default or prior to the completion of the primary syndication of the Commitments and Loans (as determined by the Arranger) and (y) “Eligible Assignee” shall not include Borrowers or any of their Affiliates or Subsidiaries or any natural person or any competitor of any Borrower.

“Eligible Inventory” shall have the meaning assigned to such term in Section 2.18(b).

“Embargoed Person” shall have the meaning assigned to such term in Section 6.19.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including, potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 412 of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, in each case where Plan assets are not sufficient to pay all Plan liabilities; (g) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Borrower or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Borrower.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.09(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and branch profits taxes imposed on it, by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or is otherwise treated as doing business in such jurisdiction, (b) in the case of a Foreign Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 2.14(a) or (y) if such Foreign Lender is an assignee pursuant to a request by Borrowers under Section 2.15; provided that this subclause (b) shall not apply to any Tax imposed on a Lender in connection with an interest in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.13(d), (c) any U.S. backup withholding taxes and (d) any taxes attributable to any Taxes imposed as a result of the Administrative Agent’s, any Lender’s or the Issuing Bank’s failure to comply with Section 2.14(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“Farm Products” shall mean all of the Borrowers’ now owned or hereafter existing or acquired farm products of every kind and nature, including crops and products of crops, wherever located, including (a) “farm products” (as such term is defined in any Farm Products Law and/or the UCC) and (b) “perishable agricultural commodities” (as such term is defined in any Farm Products Law).

“Farm Products Law” shall mean (a) the Food Security Act of 1985, 7 U.S.C. Section 1631 et. seq., (b) the Perishable Agricultural Commodities Act of 1930, 7 U.S.C. § 499A et seq., or (c) any other federal, state, or local laws from time to time in effect which regulate any matters pertaining to Farm Products, in each case, as the same now exists or may hereafter from time to time be amended, modified, recodified, or supplemented, together with all rules and regulations thereunder.

“Farm Products Notices” shall mean any written notice to any Borrower pursuant to the applicable provisions of any Farms Products Law from (i) any Farm Products Seller or (ii) any lender to any Farm Products Seller or any other person with a Lien on the assets of any Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any state, commonwealth or political subdivision thereof in which any Farm Products purchased by any Borrower are produced, in any case advising or notifying such Borrower of the intention of such Farm Products Seller or other person to preserve the benefits of any Lien or trust applicable to any assets of any Borrower established in favor of such Farm Products Seller or other person under the provisions of any law or claiming a Lien on any perishable agricultural commodity or any other Farm Products which may be or have been purchased by a Borrower or any related or other assets of such Borrower.

“Farm Products Seller” shall mean, individually and collectively, sellers or suppliers of any Farm Products or related services to any of the Borrowers involved in the transaction.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the Co-Collateral Agents Fees, the LC Participation Fees and the Fronting Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation,

partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Borrowers.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.20(c).

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a person existing at the time such person becomes a Borrower shall be deemed to be incurred by such Borrower at the time it becomes a Borrower and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of indebtedness.

“Indebtedness” shall mean, with respect to any person at any date of determination (without duplication):

(1) all indebtedness of such person for borrowed money;

(2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (5), (6) or (7) below) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such person of a demand for reimbursement);

(4) all obligations of such person to pay the deferred and unpaid purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capital Lease Obligations and Attributable Indebtedness;

(6) all Indebtedness of other persons secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such person; provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness;

(7) all Indebtedness of other persons guaranteed by such person to the extent such Indebtedness is guaranteed by such person;

(8) to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements; and

(9) all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, and including accrued dividends, if any.

The amount of Indebtedness of any person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that: (a) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, and (b) Indebtedness shall not include: (x) any liability for federal, state, local or other taxes or (y) agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any business, assets or a Subsidiary (other than guarantees of Indebtedness Incurred by any person acquiring all or any portion of such business, assets or Borrower for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower Representative or the other Borrowers in connection with such disposition.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Instruments” shall mean all “instruments,” as such term is defined in the UCC as in effect from time to time in the State of New York, in which any person now or hereafter has rights.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit O.

“Interest Election Request” shall mean a request by Borrowers to convert or continue a Revolving Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Revolving Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Revolving Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, as Borrowers may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Agreement” shall mean any non-speculative interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar non-speculative agreement or arrangement.

“Inventory” shall mean all “inventory,” as such term is defined in the UCC as in effect from time to time in the State of New York, wherever located, in which any person now or hereafter has rights.

“Inventory Appraisal” shall mean (a) on the Closing Date, the appraisals prepared by Great American Group Advisory Valuation Services, LLC, dated May, 2008, and (b) thereafter, the most recent inventory appraisal conducted by an independent appraisal firm and delivered pursuant to Section 5.14 hereof.

“Inventory Reclamation Waiver” shall mean a waiver by a Borrower or Subsidiary of a Borrower substantially in the form of Exhibit G, or such other form as shall be approved by the Administrative Agent.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.17(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“Landlord Access Agreement” shall mean a Landlord Access Agreement, substantially in the form of Exhibit G, or such other form as may reasonably be acceptable to the Administrative Agent.

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.17. The amount of the LC Commitment shall initially be $40.0 million, but in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by a Borrower in accordance with the terms of Section 2.17(b) and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender Addendum” shall mean with respect to any Lender on the Closing Date, a lender addendum in the form of Exhibit I, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.15.

“Lenders” shall mean (a) the financial institutions that have become a party hereto pursuant to a Lender Addendum and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of a Borrower pursuant to Section 2.17.

“Letter of Credit Expiration Date” shall mean the date which is fifteen days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period, (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period and (iii) the LIBOR Rate shall not, in any event, be less than 3.0%. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities of any Borrower, other than the Borrower Representative, any purchase option, call or similar right of a third party with respect to such securities. For the avoidance of doubt, a “Lien” shall not be deemed to be a license of intellectual property.

“Loan Documents” shall mean this Agreement, any Borrowing Base Certificate, the Letters of Credit, the Notes (if any), and the Security Documents and solely for purposes of paragraph (e) of Section 8.01, the confidential Fee Letter, dated May 5, 2008, among Borrower Representative, UBS Loan Finance LLC and UBS Securities LLC.

“Loans” shall mean, as the context may require, a Revolving Loan or a Swingline Loan.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, financial condition, assets or liabilities of Borrowers and their Subsidiaries, taken as a whole; (b) material impairment of the ability of the Borrowers to fully and timely perform any of their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Administrative Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) or Hedging Obligations of any Borrower or any of their Subsidiaries in an aggregate outstanding principal amount exceeding $5.0 million. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Borrower at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Borrower or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Borrower or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Borrower could reasonably be expected to incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale involving Collateral, the cash proceeds received by any Borrower (including cash proceeds subsequently received (as and when received by any Borrower) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Borrowers’ good faith estimate of income taxes actually paid or payable in connection with such sale); and (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by any Borrower associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and

(b) with respect to any Casualty Event involving Collateral, the cash insurance proceeds, cash condemnation awards and other cash compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.

“Notes” shall mean any notes evidencing the Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit J-1 or J-2.

“Obligations” shall mean (a) obligations of Borrowers from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21.

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parity Liens” shall have the meaning assigned to such term in the Senior Secured Note Indenture.

“Parity Lien Obligations” shall have the meaning assigned to such term in the Senior Secured Note Indenture.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(c).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(p).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit K-1 or any other form approved by the Administrative Agent and the Borrower, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit K-2 or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property and/or assets of any person, or of any business or division of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect such transaction; provided that each of the following conditions shall be met:

(i) no Default then exists or would result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, Borrowers shall be in compliance with the covenant set forth in Section 6.10;

(iii) any Indebtedness that is incurred, acquired or assumed by any Borrower in connection with such acquisition shall be in compliance with Section 6.01;

(iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrowers and the Subsidiaries are permitted to be engaged in under Section 6.14;

(v) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(vi) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law in all material respects;

(vii) with respect to any transaction involving Acquisition Consideration of more than $10.0 million, unless the Administrative Agent shall otherwise agree, Borrowers shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding three years pertaining to the person or business to be acquired and updated projections for Borrowers after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;

(viii) at least 10 Business Days prior to the proposed date of consummation of the transaction, Borrowers shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction would not reasonably be expected to result in a Material Adverse Effect;

(ix) before and after giving effect to a Permitted Acquisition, Borrowers shall maintain Borrowing Availability of at least $35 million; and

(x) any such Permitted Acquisition shall be permitted under Section 4.3 of the Senior Secured Notes Indenture as in effect on the date hereof.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable credit judgment (from the perspective of a secured asset-based lender).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, as to any Indebtedness, the incurrence of other Indebtedness to refinance, extend, renew, defease, restructure, replace or refund (collectively “refinance”) such existing Indebtedness; provided that, in the case of such other Indebtedness, the following conditions are satisfied:

(a) the weighted average life to maturity of such refinancing Indebtedness shall be greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced;

(b) the principal amount of such refinancing Indebtedness shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding of the Indebtedness being refinanced, plus accrued interest, plus other amounts and premiums paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by any amount equal to any existing commitments unutilized thereunder;

(c) the respective obligor or obligors shall be the same on the refinancing Indebtedness as on the Indebtedness being refinanced;

(d) the security, if any, for the refinancing Indebtedness shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of refinancing Indebtedness);

(e) the refinancing Indebtedness is subordinated to the Obligations to the same degree, if any, or to a greater degree as the Indebtedness being refinanced; and

(f) no material terms (other than interest rate) applicable to such refinancing Indebtedness or, if applicable, the related security or guarantees of such refinancing Indebtedness (including covenants, events of default, remedies, acceleration rights) shall be, taken as a whole, materially more favorable to the refinancing lenders than the terms that are applicable under the instruments and documents governing the Indebtedness being refinanced.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Borrower or its ERISA Affiliate or with respect to which any Borrower could incur liability (including under Section 4069 of ERISA).

“Post-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.20(d).

“Pre-Increase Revolving Lenders” shall have the meaning assigned to such term in Section 2.20(d).

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” shall have the meaning assigned to it in the Security Agreement.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness listed on Schedule 1.01 of Borrowers or any of their Subsidiaries.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrowers’ obligations under Section 2.17(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners (if any), directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Reserves” shall mean reserves established against the Borrowing Base that the Administrative Agent and the Co-Collateral Agents may, in their reasonable credit judgment, establish from time to time, including, without limitation, reserves instituted in connection with the establishment of any Hedging Agreement or Treasury Services Agreement, in each case which constitute Secured Obligations.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule I to the Lender Addendum executed and delivered by such Lender, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $125 million.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to a Borrower pursuant to Section 2.01. Each Revolving Loan shall either be an ABR Revolving Loan or a Eurodollar Revolving Loan.

“Revolving Maturity Date” shall mean the date which is three (3) years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrowers under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrowers (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Co-Collateral Agents, each other Agent, the Issuing Bank, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Administrative Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit L among the Borrowers and Administrative Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“Security Documents” shall mean the Security Agreement, the Perfection Certificate and each other security document delivered in accordance with applicable law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, or any other such security document to be filed with respect to the security interests in property created pursuant to the Security Agreement or any other document or instrument utilized to grant or purport to grant a security interest or lien on any property as collateral for the Secured Obligations.

“Senior Secured Note Indenture” shall mean that certain Indenture dated as of December 21, 2005, among Borrower Representative, certain Subsidiaries of Borrower Representative and Wells Fargo Bank, N.A., as trustee, pursuant to which the Senior Secured Notes are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Note Indenture” shall mean that certain Indenture dated as of May 16, 2007, among, Borrower Representative, certain Subsidiaries of Borrower Representative and Wells Fargo Bank, N.A., as trustee, pursuant to which the Senior Notes are issued as in effect on the date hereof and thereafter amended from time to time subject to the requirements of this Agreement.

“Senior Secured Notes” shall mean Borrower Representative’s 9 7/8% Senior Secured Notes due 2012 issued pursuant to the Senior Secured Note Indenture and any registered notes issued by Borrower Representative in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Senior Notes” shall mean Borrower Representative’s 9 3/8% Senior Notes due 2017 issued pursuant to the Senior Note Indenture and any registered notes issued by Borrower Representative in exchange for, and as contemplated by, such notes with substantially identical terms as such notes.

“Standby Letter of Credit” shall mean any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrowers or any of their Subsidiaries, (b) the obligations of third-party insurers of Borrowers or any of their Subsidiaries arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, (c) performance, payment, deposit or surety obligations of Borrowers or any of their Subsidiaries if required by a Requirement of Law or in accordance with custom and practice in the industry or (d) Indebtedness of Borrowers or any of their Subsidiaries permitted to be incurred under Section 6.01.

“Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Borrowings shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subordinated Indebtedness” shall mean Indebtedness of Borrowers that is by its terms subordinated in right of payment to the Obligations of Borrowers.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of a Borrower.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.16, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.16. The amount of the Swingline Commitment shall initially be $15.0 million, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.16.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

A “Test Period” in effect at any time shall mean the period of four consecutive fiscal quarters of Borrowers ended on or prior to such time (taken as one accounting period).

“Total Assets” shall mean the total consolidated assets of Borrowers and their Subsidiaries as shown on the Borrowers’ most recent consolidated balance sheet.

“Trade Payables” shall mean, with respect to any person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date including (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; and (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary, business credit card and cash management services or automated clearinghouse transfer of funds.

“Trigger Date” shall have the meaning assigned to such term in Section 2.19(g).

“Trigger Event” shall mean at any time (a) an Event of Default shall have occurred and be continuing or (b) Borrowing Availability shall be less than $18,750,000 for three (3) consecutive Business Days.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“US Bio Facility Loan Agreements” shall mean collectively, (i) that certain Master Loan Agreement dated as of November 15, 2005, between Agstar Financial Services, PCA, as lender and VeraSun Woodbury, LLC (f/k/a US Bio Woodbury, LLC), as borrower, (ii) that certain Master Loan Agreement dated as of November 15, 2005, between Agstar Financial Services, PCA, as lender and VeraSun Albert City, LLC (f/k/a US Bio Albert City, LLC), as borrower, (iii) that certain Credit Agreement dated as of February 7, 2007, between Agstar Financial Services, PCA, as lender and VeraSun Central City, LLC (f/k/a US Bio Platte Valley, LLC), as borrower, (iv) that certain Credit Agreement dated as of February 7, 2007, between Agstar Financial Services, PCA, as lender and VeraSun Ord, LLC (f/k/a US Bio Ord, LLC), as borrower, (v) that certain Credit Agreement dated as of February 7, 2007, between Agstar Financial Services, PCA, as lender and VeraSun Hankinson, LLC (f/k/a US Bio Hankinson, LLC), as borrower, (vi) that certain Credit Agreement dated as of February 7, 2007, between Agstar Financial Services, PCA, as lender and VeraSun Dyersville, LLC (f/ka/ US Bio Dyersville, LLC), as borrower, (vii) that certain Credit Agreement dated as of February 7, 2007, between Agstar Financial Services, PCA, as lender and VeraSun Janesville, LLC (f/k/a US Bio Janesville, LLC), as borrower; (viii) that certain Loan and Security Agreement dated as of June 22, 2006, between Dougherty Funding LLC, as lender and VeraSun Marion, LLC (f/k/a US Bio Marion (Millennium), LLC), as borrower; and (ix) that certain Revolving Credit and Security Agreement dated as of June 29,

2006, between Dougherty Funding LLC, as lender and VeraSun Marion, LLC (f/k/a US Bio Marion (Millennium), LLC), as borrower, each as in effect on the date hereof, and thereafter amended from time to time subject to the requirements of this Agreement.

“VeraSun Aurora” shall have the meaning assigned to such term in the preamble hereto.

“VeraSun Charles City” shall have the meaning assigned to such term in the preamble hereto.

“VeraSun Fort Dodge” shall have the meaning assigned to such term in the preamble hereto.

“VeraSun Hartley” shall have the meaning assigned to such term in the preamble hereto.

“VeraSun Marketing” shall have the meaning assigned to such term in the preamble hereto.

“VeraSun Reynolds” shall mean VeraSun Reynolds, LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Borrower Representative.

“VeraSun Welcome” shall have the meaning assigned to such term in the preamble hereto.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares or other shares issued to a third party under Requirements of Law) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Revolving Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect on the date hereof unless otherwise agreed to by Borrowers and the Required Lenders.

SECTION 1.05 Resolution of Drafting Ambiguities. Each Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly to make Revolving Loans to Borrowers, at any time and from time to time on or after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding the lesser of (a) such Lender’s Revolving Commitment and (b) such Lender’s Pro Rata Percentage multiplied by the Borrowing Base then in effect.

Within the limits set forth above and subject to the terms, conditions and limitations set forth herein, Borrowers may borrow, pay or prepay (without premiums or penalty, other than payments of LIBOR breakage fees) and reborrow Revolving Loans.

SECTION 2.02 Loans.

(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Sections 2.17(e)(i) or 2.17(e)(ii), (x) ABR Revolving Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) the Eurodollar Revolving Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and not less than $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.10 and 2.11, each Borrowing shall be comprised entirely of ABR Revolving Loans or Eurodollar Revolving Loans as a Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect, increase or negatively impact the obligation of a Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided further that no Borrower shall be entitled to request a Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Sections 2.17(e)(i) or 2.17(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower Representative in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurodollar Borrowing), and prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to a Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date.

SECTION 2.03 Borrowing Procedure.

(a) Borrowing Request. To request a Revolving Borrowing, Borrower Representative shall deliver, telephonically or electronically (in each case, promptly followed by written notice), or by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (x) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (y) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of each of the accounts of the applicable Borrower or Borrowers to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and

(vi) that the conditions set forth in Sections 4.02(b)-(c) have been satisfied as of the date of the notice.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(b) Appointment of Borrower Representative. Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to request and receive Loans and Letters of Credit pursuant to this Agreement in the name or on behalf of such Borrower. The Administrative Agent, Issuing Bank and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower and provide such Letters of Credit to a Borrower as Borrower Representative may designate or direct, without notice to any other Borrower. Borrower Representative hereby accepts the appointment by Borrowers to act as the agent of Borrowers and agrees to ensure that the disbursement of any Loans to a Borrower requested by or paid to or for the account of such Borrower, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower. Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from the Administrative Agent, Co-Collateral Agents, Issuing Bank and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents. Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made directly by such Borrower. No purported termination of the appointment of Borrower Representative as agent as aforesaid shall be effective, except after ten (10) days prior written notice to Administrative Agent.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (ii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, Borrowers shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans in accordance with their terms.

(c) Promissory Notes. Any Lender by written notice to Borrowers (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit J-1 or J-2, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Fees.

(a) Commitment Fee. Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of each Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Administrative Agent Fees; Co-Collateral Agents Fees. Borrowers agree to pay to the Administrative Agent and the Co-Collateral Agents, each for its own account, the applicable agency fees payable in the amounts and at the times separately agreed upon between Borrowers and the Administrative Agent (the “Administrative Agent Fees”) and the Co-Collateral Agents (the “ Co-Collateral Agents Fees”), as the case may be.

(c) LC and Fronting Fees. Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on written demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after written demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrowers shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) ABR Revolving Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Revolving Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date.

(b) Optional Terminations and Reductions. At its option, Borrowers may at any time terminate, or from time to time permanently reduce, without premium or penalty (other than payments of LIBOR breakage fees) the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $1.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower Notice. Borrowers shall notify the Administrative Agent telephonically or electronically (in each case, promptly followed by written notice), or in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof; provided that if no Loans are outstanding, Borrowers may notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.07(b) at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrowers pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08 Interest Elections.

(a) Generally. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrowers may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrowers shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower Representative shall deliver, telephonically or electronically (in each case, promptly followed by written notice), or by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower Representative were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower Representative, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09 Optional and Mandatory Prepayments of Loans.

(a) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, Borrowers shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrowers and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrowers shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Borrowing Base then in effect, Borrowers shall, without notice or demand, immediately apply an amount equal to such excess to prepay the Loans and any interest accrued thereon, in accordance with this Section 2.09(a)(iii). Borrowers shall, first, repay or prepay Revolving Borrowings and second, replace or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i) in an amount sufficient to eliminate such excess.

(iv) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect, Borrowers shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.

(v) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect, Borrowers shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.17(i), in an aggregate amount sufficient to eliminate such excess.

(vi) In the event that the aggregate Swingline Exposure exceeds the Swingline Commitment then in effect, Borrowers shall, without notice or demand, immediately repay or prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess.

(b) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale of Collateral by Borrowers or any of their Subsidiaries, Borrowers shall make prepayments in accordance with Sections 2.09(d) and (e) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(c) Casualty Events. Not later than five Business Days following the receipt of any Net Cash Proceeds from a Casualty Event involving Collateral by Borrowers or any of their Subsidiaries, Borrowers shall make prepayments in accordance with Sections 2.09(d) and (e) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(d) Application of Prepayments. Prior to any mandatory prepayment of Borrowings hereunder, Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.09(e). Subject to Section 8.03, and so long as no Default shall then exist and be continuing, all mandatory prepayments shall be applied as follows: first, to the Swingline Loan until the same has been repaid in full; second, to the Revolving Loan; and third, to all other Obligations pro rata in accordance with the amounts that such Lender certifies is outstanding. Such mandatory prepayments of the Swingline Loan and Revolving Loans shall not cause a corresponding reduction in the Swingline Commitment and Revolving Commitments.

Amounts to be applied pursuant to this Section 2.09 to the prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Revolving Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Revolving Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.09 shall be in excess of the amount of the ABR Revolving Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Revolving Loans shall be immediately prepaid and, at the election of Borrowers, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Administrative Agent and applied to the prepayment of Eurodollar Revolving Loans on the last day of the then next-expiring Interest Period for Eurodollar Revolving Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.12.

(e) Notice of Prepayment. Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 2:00

p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such termination is revoked in accordance with Section 2.07. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.09. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing may be withdrawn by the Borrower Representative or shall be made as an ABR Borrowing.

SECTION 2.11 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Revolving Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Revolving Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Revolving Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or the Issuing Bank, Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or Issuing Bank or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company (together with reasonable supporting documentation), as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) .

SECTION 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Revolving Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default),

(b) the conversion of any Eurodollar Revolving Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Revolving Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrowers pursuant to Section 2.15(b), then, in any such event, Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Revolving Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrowers (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

SECTION 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.11, 2.12, 2.14 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 677 Washington Boulevard, Stamford, Connecticut, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.11, 2.12, 2.14 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrowers of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment by Borrowers on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Set-Off. If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.13(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.13(e), 2.16(d), 2.17(d), 2.17(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.14 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Borrower shall make such deductions and (iii) the applicable Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrowers. Without limiting the provisions of paragraph (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrowers. Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of and basis for calculation of such payment or liability delivered to Borrowers by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrowers to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit P, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrowers to determine the withholding or deduction required to be made or

(v) duly completed copies of Internal Revenue Service Form W-8 IMY with any accompanying statements and certificates.

Each Lender (or transferee) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to Borrowers, the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

SECTION 2.15 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant change in law under Section 2.11 occurs on a date prior to the date such Lender becomes a party hereto. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrowers shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.11, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, or if Borrowers exercise their replacement rights under Section 10.02(d), then Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrowers shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

SECTION 2.16 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrowers from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15.0 million or (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrowers may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrowers shall deliver, telephonically or electronically (in each case, promptly followed by written notice), or by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Revolving Loan. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower to an account as directed by such Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrowers shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $500,000 and integral multiples of $100,000 above such amount.

(c) Prepayment. Borrowers shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, without premium or penalty, upon giving written notice (or telephonic or electronic notice, in each case, promptly followed by written notice) to the Swingline Lender and the Administrative Agent before 2:00 p.m., New York City time, on the proposed date of repayment.

(d) Participations. The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (provided that such payment shall not cause such Lender’s Revolving Exposure to exceed such Lender’s Revolving Commitment). Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrowers of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrowers of any default in the payment thereof.

SECTION 2.17 Letters of Credit

(a) General. Subject to the terms and conditions set forth herein, each Borrower may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit for (i) its own account or (ii) the account of a Subsidiary, in each case, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided, that a Borrower shall be co-applicant, and all Borrowers shall be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary that is not a Borrower hereunder, and not more than $20.0 million in the aggregate of Letters of Credit shall be outstanding at any time for Subsidiaries that are not Borrowers). The Issuing Bank shall have no obligation to issue, and no Borrower shall request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the LC Exposure would exceed the LC Commitment or the total Revolving Exposure would exceed the total Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrowers shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of a Subsidiary (provided that Borrowers shall be co-applicants, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail reasonably satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may reasonably require.

If requested by the Issuing Bank, Borrowers also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied. Unless the Issuing Bank and the Administrative Agent shall agree otherwise, no Letter of Credit shall be in an initial amount less than $50,000 or such lesser amount that is reasonably acceptable to the Issuing Bank.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.17(d). On the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date which is one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the Letter of Credit Expiration Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, 180 days after such renewal or extension) and (y) the Letter of Credit Expiration Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrowers shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the Business Day that such LC Disbursement is made (the “Reimbursement Date”); provided anything contained herein to the contrary notwithstanding, (i) unless Borrowers shall have notified the Administrative Agent and Issuing Bank prior to 1:00 p.m. (New York City time) on the Business Day on which such drawing is honored that Borrowers intend to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of ABR Revolving Loans, Borrowers shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting the Lenders with Revolving Commitments to make ABR Revolving Loans on the Reimbursement Date in an amount in dollars equal to the amount of such honored drawing, and (ii) the Lenders with Revolving Commitments shall, on the Reimbursement Date, make ABR Revolving Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing.

(ii) If any Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from such Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from such Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrowers, the rate per annum set forth in Section 2.17(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of Borrowers as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrowers hereunder (other than payment in full in cash); (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations or financial condition of Borrowers and their Subsidiaries; provided that the Borrowers shall have no obligation to reimburse the Issuing Bank to the extent that such payment was made in error due to the gross negligence or willful misconduct of the Issuing Bank (as finally determined by a court of competent jurisdiction). None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable Requirements of Law) suffered by Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrowers of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve any Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.17(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrowers reimburse such LC Disbursement, at the rate per annum determined pursuant to Section 2.06(c). Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.17(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrowers shall deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) only cash proceeds of Receivables and Inventory shall be deposited as cash collateral and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrowers described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrowers under this Agreement. If Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrowers within three Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. Borrowers may, at any time and from time to time, designate one or more additional Revolving Lenders to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), the Issuing Bank and such Revolving Lender(s). Any Lender designated as an issuing bank pursuant to this paragraph (j) shall be deemed (in addition to being a Revolving Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender in its capacity as Issuing Bank, as the context shall require.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days prior notice to the Lenders, the Administrative Agent and Borrowers. The Issuing Bank may be replaced at any time by written agreement among Borrowers, each Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrowers may, in their discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more written policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.18 Determination of Borrowing Base.

(a) Eligible Accounts. On any date of determination of the Borrowing Base, all of the Accounts owned by any of the Borrowers and reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent and the Co-Collateral Agents shall be “Eligible Accounts” for the purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies. In addition, the Administrative Agent and the Co-Collateral Agents shall have the right from time to time in their Permitted Discretion to establish, modify or eliminate Reserves against Eligible Accounts, to adjust any of the criteria set forth below and to establish new criteria with respect to Eligible Accounts. Eligible Accounts shall not include any of the following Accounts:

(i) any Account in which the Administrative Agent, on behalf of the Secured Parties, does not have a perfected, first priority Lien, subject to (a) Permitted Liens that do not have priority over the Lien in favor of the Administrative Agent and (b) Liens created by applicable law which rank or are capable of ranking prior to or pari passu with the Lien in favor of the Administrative Agent that secure amounts that are not yet due and payable;

(ii) any Account that is not owned by a Borrower;

(iii) any Account due from an Account Debtor that is not domiciled in the United States and (if not a natural person) organized under the laws of the United States or any political subdivision thereof unless such Account is backed by a letter of credit satisfactory in form and substance to the Administrative Agent and Co-Collateral Agents;

(iv) any Account that is payable in any currency other than dollars;

(v) any Account that does not arise from the sale of goods or the performance of services by a Borrower in the ordinary course of its business;

(vi) any Account that does not comply in all material respects with all applicable legal requirements, including, without limitation, all laws, rules, regulations and orders of any Governmental Authority;

(vii) any Account (a) to the extent that the applicable Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever unless such condition is satisfied or (b) as to which a Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process or (c) that represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(viii) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account, it being understood that the remaining balance of the Account shall be eligible;

(ix) any Account that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(x) any Account with respect to which an invoice or other electronic transmission constituting a request for payment, reasonably acceptable to the Administrative Agent and the Co-Collateral Agents in form and substance, has not been sent on a timely basis to the applicable Account Debtor according to the normal invoicing and timing procedures of the applicable Borrower;

(xi) any Account that arises from a sale to any director, officer, other employee or Affiliate of a Borrower, or to any entity that has any common officer or director with a Borrower other than Accounts, not to exceed $5,000,000 in the aggregate, that arise from sales to CHS, Inc. or its Subsidiaries or Affiliates, so long as such sale is made in accordance with Section 6.09;

(xii) to the extent a Borrower or any Subsidiary is liable for goods sold or services rendered by the applicable Account Debtor to a Borrower or any Subsidiary but only to the extent of the potential offset;

(xiii) any Account that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

(xiv) any individual Account that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

(a) any Account that has not been paid within 120 days following its original invoice date or that is more than 60 days past due according to its original terms of sale; or

(b) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(c) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(xv) any Account that is the obligation of an Account Debtor if 50% or more of the dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in this Section 2.18(a);

(xvi) any Account as to which any of the representations or warranties in the Loan Documents are untrue in any material respect;

(xvii) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

(xviii) to the extent such Account exceeds any credit limit established by the Administrative Agent and the Co-Collateral Agents, in their Permitted Discretion;

(xix) any Account on which the Account Debtor is a Governmental Authority, unless a Borrower has assigned its rights to payment of such Account to the Administrative Agent, on behalf of the Secured Parties, pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers.

(b) Eligible Inventory. On any date of determination of the Borrowing Base, all of the Inventory owned by Borrowers and reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent and the Co-Collateral Agents shall be “Eligible Inventory” for the purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. In addition, the Administrative Agent and the Co-Collateral Agents shall have the right from time to time in their Permitted Discretion to establish, modify or eliminate Reserves against Eligible Inventory, to adjust any of the criteria set forth below and to establish new criteria with respect to Eligible Inventory. Eligible Inventory shall not include any Inventory that:

(i) the Administrative Agent, on behalf of Secured Parties, does not have a perfected, first priority Lien upon, subject to (a) Permitted Liens that do not have priority over the Lien in favor of the Administrative Agent and (b) Liens created by applicable law which rank or are capable of ranking prior to or pari passu with the Lien in favor of the Administrative Agent that are unregistered and secure amounts that are not yet due and payable;

(ii) (a) is stored at a leased location where the aggregate value of Inventory exceeds $500,000 unless either (x) a reasonably satisfactory Landlord Access Agreement has been delivered to the Administrative Agent, or (y) Reserves reasonably satisfactory to the Administrative Agent and the Co-Collateral Agents have been established with respect thereto (it being agreed that a Reserve in an amount not exceeding two months rent for such location is reasonably satisfactory to the Administrative Agent and the Co-Collateral Agents), or (b) is stored with a bailee or warehouseman where the aggregate value of Inventory exceeds $500,000 unless either (x) a reasonably satisfactory, acknowledged bailee or warehouseman waiver letter has been received by the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent and the Co-Collateral Agents have been established with respect thereto (it being agreed that a Reserve in an amount not exceeding two months rent or similar fees for such location is reasonably satisfactory to the Administrative Agent and the Co-Collateral Agents), or (c) is stored at a location where the aggregate value of Inventory is less than $500,000;

(iii) is placed on consignment, unless a valid consignment agreement which is reasonably satisfactory to Administrative Agent and the Co-Collateral Agents is in place with respect to such Inventory;

(iv) is not located in the United States or is in transit other than Inventory in transit to a customer for purchase by a customer as to which title is vested in VeraSun Marketing;

(v) is covered by a negotiable document of title, unless such document has been delivered to the Administrative Agent with all necessary endorsements, free and clear of all Liens except (a) those in favor of the Administrative Agent, (b) Liens in favor of the Lenders and landlords, carriers, bailees and warehousemen if clause (ii) above has been complied with (c) Permitted Liens that do not have priority over the Lien in favor of the Administrative Agent and (d) Liens created by applicable law which rank or are capable of ranking prior to or pari passu with the Lien in favor of the Administrative Agent that are unregistered and secure amounts that are not yet due and payable;

(vi) is to be returned to suppliers;

(vii) is obsolete, unsalable, damaged or unfit for sale;

(viii) consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;

(ix) is not of a type held for sale in the ordinary course of Borrowers’ business;

(x) breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;

(xi) consists of goods that can be transported or sold only with licenses that are not readily available; or

(xii) is not covered by casualty insurance maintained as required by Section 5.04;

SECTION 2.19 Accounts; Cash Management

Borrowers shall maintain a cash management system which is acceptable to the Administrative Agent (the “Cash Management System”), which shall operate as follows:

(a) All proceeds of Collateral held by Borrowers (other than funds being collected pursuant to the provisions stated below) shall be deposited in one or more bank accounts or securities investment accounts, as set forth on Schedule 2.19 or other accounts in form and substance reasonably satisfactory to Administrative Agent subject to the terms of the Security Agreement and applicable Control Agreements.

(b) Borrowers shall establish and maintain, at their sole expense blocked accounts or lockboxes and related deposit accounts, which, on the Closing Date, shall consist of accounts and related lockboxes maintained by the financial institutions as described on Schedule 2.19 hereto (in each case, “Blocked Accounts”), or with such other banks as are reasonably acceptable to the Administrative Agent into which Borrowers shall promptly deposit and direct their respective Account Debtors to directly remit all payments on Accounts and all payments constituting cash proceeds of Inventory or Accounts in the identical form in which such payments are made, and shall be identified and segregated from all other funds of the Borrowers. Within 60 days after the Closing Date (or such longer period as the Administrative Agent may approve), Borrowers shall deliver, or cause to be delivered, to the Administrative Agent a Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account for the benefit of Borrowers is maintained. Borrowers shall further execute and deliver such agreements and documents as the Administrative Agent may reasonably require in connection with such Blocked Accounts and such Control Agreements. Borrowers shall not establish any deposit accounts after the Closing Date into which proceeds of Collateral are deposited, unless the applicable Borrower has complied in full with the provisions of this Section 2.19 with respect to such deposit accounts. Borrowers agree that from and after the delivery of an Activation Notice (as defined below) all payments made to such Blocked Accounts or other funds received and collected by the Administrative Agent or any Lender, whether in respect of the Accounts or as proceeds of Inventory shall be treated as payments to the Administrative Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Administrative Agent and Lenders to the extent of the then outstanding applicable Obligations.

(c) With respect to the Blocked Accounts of any such Borrowers as the Administrative Agent shall determine in its sole discretion, the applicable bank maintaining such Blocked Accounts shall agree to forward, daily, all amounts in each Blocked Account to one of the Blocked Accounts designated as a concentration account in the name of such Borrower (the “Concentration Account”) at the bank that shall be designated as the Concentration Account bank for such Borrower (the “Concentration Account Bank”). The Concentration Account Bank shall agree, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice may or, upon instruction of the Required Lenders, shall be given by Administrative Agent at any time after the occurrence and during the continuance of a Trigger Event which is continuing at the time of such notice) pursuant to the applicable Control Agreement, to forward daily all amounts in the Concentration Account to the account designated as collection account (the “Collection Account”) which shall be under the exclusive dominion and control of the Administrative Agent.

(d) The provisions of this Section 2.19 shall apply only to deposit accounts into which cash proceeds of Collateral are deposited, and not any other deposit accounts of any Borrower.

(e) From and after the delivery of an Activation Notice, Administrative Agent shall apply all such funds in the Collection Account on a daily basis to the repayment of the Obligations in accordance with Section 8.03. Notwithstanding the foregoing sentence, after payment in full has been made of the amounts required under Sections 8.03(a) through (e), upon Borrowers’ request and as long as no Default has occurred and is continuing and all other conditions precedent to a Borrowing have been satisfied, any additional funds deposited in the Collection Account shall be released to Borrowers.

(f) Borrowers agree to reimburse Administrative Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Administrative Agent’s payments to or indemnification of such bank or person.

(g) The Agents and the Lenders agree that, with respect to the delivery of an Activation Notice that is delivered upon the occurrence of any Trigger Event (the “Trigger Date”), the Administrative Agent shall withdraw each such Activation Notice on the first date to occur after the applicable Trigger Date when no Event of Default is continuing and Borrowing Availability is greater than $18,750,000 for thirty (30) consecutive days.

SECTION 2.20 Increase in Commitments.

(a) Borrower Request. Borrowers may by written notice to the Administrative Agent elect to request, prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments in the amount of $25,000,000. Such notice shall specify (i) the date (the “Increase Effective Date”) on which Borrowers propose that the increased Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrowers propose any portion of such increased Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased Commitments may elect or decline, in its sole discretion, to provide such increased Commitment.

(b) Conditions. The increased Commitments shall become effective as of the Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.02 shall be satisfied;

(ii) no Default shall have occurred and be continuing or would result from any borrowings to be made on the Increase Effective Date;

(iii) Borrowers shall make any payments required pursuant to Section 2.12 in connection with any adjustment of Revolving Loans pursuant to Section 2.20(d); and

(iv) Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of Increased Loans and Commitments. The terms and provisions of Revolving Loans made pursuant to the increased Commitments shall be identical to the Revolving Loans. The increased Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrowers, the Administrative Agent and each Lender making such increased Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20. In addition, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to the increased Commitments.

(d) Adjustment of Revolving Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in LC Exposure and Swingline Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in LC Exposure and Swingline Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this Section 2.20 shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Borrowers shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such increased Commitments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent, the Co-Collateral Agents, the Issuing Bank and each of the Lenders that:

SECTION 3.01 Organization; Powers. Each Borrower (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property to the extent material to its business and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Borrower or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Borrower are within such Borrower’s powers and have been duly authorized by all necessary action on the part of such Borrower. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Borrower is to be a party, when executed and delivered by such Borrower, will constitute, a legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Borrower, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Borrower or its property, or give rise to a right thereunder to require any payment to be made by any Borrower, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Borrower, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. Borrowers have heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrowers (i) as of and for the fiscal year ended December 31, 2007, audited by and accompanied by the unqualified opinion of McGladrey & Pullen LLP, independent public accountants, and (ii) as of and for the three-month period ended March 31, 2008 and for the comparable period of the preceding fiscal year, in each case, certified by a Responsible Officer of a Borrower. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP and present fairly and accurately in all material respects the financial condition and results of operations and cash flows of Borrowers as of the dates and for the periods to which they relate.

(b) No Liabilities. As of the Closing Date, except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Borrower of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which if unpaid could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents, the Senior Secured Notes and the Senior Notes. Since December 31, 2007 there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c) Pro Forma Financial Statements. Borrowers have heretofore delivered to the Lenders Borrowers’ unaudited pro forma consolidated balance sheet and statements of income and cash flows and pro forma EBITDA, for the fiscal year ended December 31, 2007, and as of and for the three-month period ended March 31, 2008, in each case after giving effect to the Transactions as if they had occurred on such date in the case of the balance sheet and as of the beginning of all periods presented in the case of the statements of income and cash flows. Such pro forma financial statements have been prepared in good faith by the Borrowers, based on the assumptions stated therein (which assumptions are believed by the senior management of Borrowers on the Closing Date to be reasonable), are based on the best information available to the Borrowers as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions, and present fairly in all material respects the pro forma consolidated financial position and results of operations of Borrowers as of such date and for such periods, assuming that the Transactions had occurred at such dates.

(d) Forecasts. The forecasts of financial performance of Borrowers furnished to the Lenders have been prepared in good faith by Borrowers and based on assumptions believed by Borrowers to reasonable at the time made.

SECTION 3.05 Properties.

(a) Generally. Each Borrower has good title to, or valid leasehold interests in, or right to use, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The property of the Borrowers, taken as a whole, (i) is in satisfactory operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Borrowers as presently conducted.

(b) No Casualty Event. As of the Closing Date, no Borrower has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property.

(c) Collateral. Each Borrower owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Borrower’s business as currently conducted. The use by each Borrower of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Borrower’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Borrower owns, or is licensed or otherwise has the right to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.06(a), no claim has been asserted and is pending by any person challenging in writing the use of any Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower know of any valid basis for any such claim, except for those claims which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.06(a), the use of material Intellectual Property by each Borrower does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) No Violations or Proceedings. To each Borrower’s knowledge, on and as of the date hereof, there is no material violation by others of any Intellectual Property of such Borrower, except as may be set forth on Schedule 3.06(b).

SECTION 3.07 Equity Interests and Subsidiaries.

Schedule 3.07 sets forth a list of (i) all the Subsidiaries of Borrowers and their jurisdictions of organization as of the Closing Date and (ii) the number of shares of each class of its Equity Interests authorized and the number outstanding on the Closing Date and (iii) the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date.

SECTION 3.08 Litigation; Compliance with Laws. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any business, property or rights of any Borrower (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Borrower or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Borrower’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. No Borrower is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or would reasonably be expected to result in a Material Adverse Effect. No Borrower is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default would reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. Schedule 3.09 accurately and completely lists all material agreements to which any Borrower is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and Borrowers have delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

SECTION 3.10 Federal Reserve Regulations. No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11 Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. Borrowers will use the proceeds of the Revolving Loans and Swingline Loans on and after the Closing Date for general corporate purposes (including to effect Permitted Acquisitions).

SECTION 3.13 Taxes. Each Borrower has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Borrower has set aside on its books adequate reserves in accordance with GAAP or (ii) where the failure to pay such Taxes would not, individually or in the aggregate, have a Material Adverse Effect. Each Borrower has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Borrower is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, no Borrower has ever (a) been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code, or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or (b) “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.14 No Material Misstatements. No written information, report, financial statement, certificate, Borrowing Request, LC Request, exhibit or schedule furnished by or on behalf of any Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Borrower represents only that it acted in good faith and utilized assumptions believed by the Borrowers to be reasonable at the time made and due care in the preparation of such information, report, financial statement, exhibit or schedule, it being recognized and agreed by the Lenders that whether or not projections or forward looking statements are achieved will depend on future events which are not in the control of the Borrowers and projections and forward looking statements may be affected by inaccurate assumptions, unknown risks and uncertainties. Accordingly actual results may vary from the projections and forward looking statements and such variance may be material.

SECTION 3.15 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Borrower pending or, threatened in writing. The hours worked by and payments made to employees of any Borrower have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Borrower, or for which any claim may be made against any Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Borrower except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower is bound.

SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties (on a going concern basis) of the Borrowers will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property (on a going concern basis) of the Borrowers will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrowers will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrowers will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.17 Employee Benefit Plans. Except as would not reasonably be expected to result in a Material Adverse Effect, each Borrower is in compliance in all respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any of the property of any Borrower. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Borrower or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Environmental Matters.

(a) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Borrowers and their businesses, operations and Real Property are in compliance with, and the Borrowers have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Borrowers, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(ii) The Borrowers have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Borrowers, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Borrowers or their predecessors in interest that could result in liability by the Borrowers under any applicable Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Borrowers, threatened against the Borrowers, or relating to the Real Property currently or formerly owned, leased or operated by the Borrowers or their predecessors in interest or relating to the operations of the Borrowers, and there are no actions, activities, circumstances, conditions, events or incidents that would be expected to give rise to such an Environmental Claim; and

(v) No person with an indemnity or contribution obligation to the Borrowers relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(b) Except as set forth in Schedule 3.18 and except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i) No Borrower is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Borrower is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii) No Real Property or facility owned, operated or leased by the Borrowers and, to the knowledge of the Borrowers, no Real Property or facility formerly owned, operated or leased by the Borrowers or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii) No Lien has been recorded or, to the knowledge of any Borrower, threatened under any Environmental Law with respect to any Real Property or other assets of the Borrowers;

(iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(v) The Borrowers have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Borrowers concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Borrowers.

SECTION 3.19 Insurance. Schedule 3.19 sets forth a true, complete and correct description of all insurance maintained by each Borrower as of the Closing Date. All insurance of the Borrowers required to be maintained by Section 5.04 is in full force and effect, all premiums have been duly paid, no Borrower has received notice of violation or cancellation thereof. Each Borrower has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and (ii) upon the taking of possession, control or assignment by the Administrative Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession, control or assignment (which possession, control or assignment shall be given to the Administrative Agent to the extent possession, control or assessment by the Administrative Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected by the filing of a financing statement or by control under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.

(b) Valid Liens. Each Security Document delivered pursuant to Sections 5.10 and 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Borrowers’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession, control or assignment by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession, control or assignment (which possession, control or assignment shall be given to the Administrative Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Borrowers in such Collateral (other than such Security Agreement Collateral in which a security interest cannot be perfected by the filing of a financing statement or a control agreement or by control under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.21 Anti-Terrorism Law. i) No Borrower and, to the knowledge of the Borrowers, none of their Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(a) No Borrower and to the knowledge of the Borrowers, no Affiliate or broker or other agent of any Borrower acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b) No Borrower and, to the knowledge of the Borrowers, no broker or other agent of any Borrower acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.22 Location of Material Inventory. Schedule 3.22 sets forth, as of the Closing Date, all locations in the United States where the aggregate value of Inventory owned by the Borrowers exceeds $250,000.

SECTION 3.23 Accuracy of Borrowing Base. At the time any Borrowing Base Certificate is delivered pursuant to this Agreement, each Account and each item of Inventory included in the calculation of the Borrowing Base satisfies all of the criteria stated herein (or of which Borrowers have hereafter been notified by the Administrative Agent and the Co-Collateral Agents pursuant to the terms hereof) to be an Eligible Account and an item of Eligible Inventory, respectively.

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Initial Credit Extension. The obligation of each Lender and, if applicable, each Issuing Bank to fund the initial Credit Extension requested to be made by it shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth in this Section 4.01.

(a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents, including this Agreement, the Security Agreement and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Borrower dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Borrower certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Borrower (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));

(ii) a long form certificate as to the good standing (in such jurisdictions where such certificates are issued and, in jurisdictions where a long form certificate of good standing is not issued, a short form certificate of good standing) of each Borrower as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and

(iii) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of Borrower Representative, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).

(d) The Transactions, etc.

(i) The Transactions shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the other Loan Documents, without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arranger.

(ii) The Lenders shall be satisfied with the management, capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Borrowers.

(e) Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the Borrowing Base and the financial performance of Borrowers and their respective Subsidiaries.

(f) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Borrower shall have outstanding any Indebtedness or preferred stock other than (i) the Loans and Credit Extensions hereunder, (ii) the Senior Secured Notes, (iii) the Senior Notes and (iv) the Indebtedness permitted under Section 6.01.

(g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Borrowers and (ii) each local counsel listed on Schedule 4.01(g), in each case (A) dated the Closing Date, (B) addressed to the Agents, the Issuing Bank and the Lenders and (C) in the forms attached as Exhibits M-1 and M-2, respectively (including an opinion that the execution, delivery and performance of this Agreement does not violate, breach or cause a default under the Senior Secured Note indenture, the Senior Note Indenture, the ASA Opco Holdings Credit Agreement or the US Bio Facility Loan Agreements) and such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit N, dated the Closing Date and signed by the chief financial officer of Borrower Representative.

(i) Requirements of Law. The Lenders shall be satisfied that Borrowers, their Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.

(j) Consents. The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Borrowers and the Subsidiaries to fully and timely perform their respective obligations under the Loan Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.

(l) Sources and Uses. The sources and uses of the Loans shall be as set forth in Section 3.12.

(m) Fees. The Arranger, Co-Collateral Agents and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the legal fees and expenses of Winston & Strawn LLP, special counsel to the Agents, and the fees and expenses of any local counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document.

(n) Personal Property Requirements. The Administrative Agent shall have received:

(i) all certificates, agreements, including Control Agreements, or instruments necessary to perfect the Administrative Agent’s security interest in all Chattel Paper, all Instruments and all Deposit Accounts that are included in the Collateral of each Borrower (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);

(ii) UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Administrative Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents;

(iii) certified copies of UCC and tax lien searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Borrower as debtor and that are filed in those state and county jurisdictions in which any Borrower is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens or any other Liens acceptable to the Administrative Agent);

(iv) evidence acceptable to the Administrative Agent of payment or arrangements for payment by the Borrowers of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents; and

(v) an Inventory Reclamation Waiver from each Borrower and each Subsidiary that is not a Borrower that sells Inventory to VeraSun Marketing.

(o) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable as it relates to the Collateral and shall name the Administrative Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(p) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.13.

(q) Borrowing Base Certificate. The Co-Collateral Agents and the Administrative Agent shall have received a Borrowing Base Certificate, dated as of the Closing Date.

SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender and each Issuing Bank to make any Credit Extension (including the initial Credit Extension) shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.17(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.16(b).

(b) No Default. No Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date; provided, that, if the conditions set forth in this Section 4.02(b) are not satisfied, each Lender and each Issuing Bank shall continue to be obligated to make Credit Extensions unless and until such time as the Administrative Agent or the Required Lenders elect to cease making Credit Extensions as a result thereof.

(c) Representations and Warranties. Each of the representations and warranties made by any Borrower set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) USA Patriot Act. With respect to Letters of Credit issued for the account of a Subsidiary that is not a Borrower, the Lenders shall have received, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Act, including the information described in Section 10.13.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by any Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrowers and each other Borrower that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied. Borrowers shall provide such information (including calculations in reasonable detail of the covenant in Section 6.10) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(d) have been satisfied.

For purposes of determining compliance with the conditions specified in Sections 5.1, and 5.2, each applicable Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date or the date for any subsequent Credit Extension, as applicable, specifying its objection thereto, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Borrower warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations not then due and payable) shall have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Borrower will:

SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent for further distribution to the Lenders:

(a) Annual Reports. As soon as available and in any event within 90 days (or such earlier date on which Borrower Representative is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2008, (i) the consolidated balance sheet of Borrower Representative as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including in a form satisfactory to the Administrative Agent, a combined balance sheet and statements of income and cash flows separating out Borrowers) and accompanied by an opinion of McGladrey & Pullen LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrowers as of the dates and for the periods specified in accordance with GAAP, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Borrowers for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Borrowers for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);

(b) Quarterly Reports. As soon as available and in any event within 45 days (or such earlier date on which Borrower Representative is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Borrower Representative as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year (provided that with respect to any fiscal quarter that ends on or prior to the first anniversary of the Closing Date, the foregoing requirement that such financial statements be presented in comparative form shall only apply to the extent financial statements of Borrower Representative exist for such comparable periods in the previous fiscal year), and notes thereto (including in a form satisfactory to the Administrative Agent, a combined balance sheet and statements of income and cash flows separating out Borrowers) and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrowers as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Borrowers for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry-wide reporting standards, and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that, to the knowledge of such Financial Officer, no Default has occurred and is continuing or, if such a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.07(e) and 6.10 and (C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2008, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrowers and their Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof.

(d) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a), (i) a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement and (ii) the certificate required pursuant to the terms of and Section 5.12(b);

(e) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Borrower with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Material Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be; provided that, to the extent applicable, documents required to be delivered pursuant to this clause (e) which are made available via EDGAR, or any successor system of the SEC, shall be deemed delivered when made so available and the Agent shall have received notice that such documents have been made so available;

(f) Management Letters. Promptly after the receipt thereof by any Borrower, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;

(g) Budgets. Within 30 days after the beginning of each fiscal year, a budget for Borrowers in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for (i) each month of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Revolving Maturity Date occurs, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower Representative to the effect that the budget of Borrowers is a reasonable estimate for the periods covered thereby and, promptly when available, any significant material revisions of such budget;

(h) Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Borrower under any Organizational Document within 15 days after such Borrower gives or receives such notice; and

(i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Borrower, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly after a Responsible Officer obtains knowledge thereof (and, in any event, within three Business Days after a Responsible Officer obtains knowledge thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Borrower that has a reasonable likelihood of an adverse determination and such determination would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of a Casualty Event with respect to Collateral valued in excess of $100,000; and

(e) (i) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral in excess of $100,000 or (ii) the occurrence of any other event which would reasonably be expected to materially and adversely affect the value of the Collateral.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated except for such changes that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; pay all its obligations under all Leases, transportation agreements and railroad terminal agreements and perform all other obligations thereunder, except where the failure to perform such other obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in satisfactory repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all required repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except to the extent failure to so maintain would not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Borrower in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Borrower of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Borrower of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Borrower reasonably determines are not material to its business.

SECTION 5.04 Insurance.

(a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers (provided that the Borrowers shall not be deemed to breach this provision if, after their insurer becomes unsound or irreputable, the Borrower promptly and diligently obtains adequate insurance from an alternate carrier); maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Borrowers against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law and (vi) such other insurance against risks to the Collateral as the Administrative Agent may from time to time reasonably require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent); provided that with respect to physical hazard insurance covering the Collateral, neither the Administrative

Agent nor the applicable Borrower shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Borrower shall be required during an Event of Default. The Administrative Agent and Co-Collateral Agents acknowledge that the insurance policies described on the certificate delivered pursuant to Section 4.01(o) are satisfactory as of the date hereof and comply with the provisions of this Section 5.04, as of the date hereof.

(b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (ii) name the Administrative Agent as additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance covering the Collateral), as applicable and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(c) Notice to Agents. Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Borrower; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(d) Broker’s Report. Deliver to the Administrative Agent (for further distribution to the Lenders) a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request (absent the continuance of an Event of Default or a change in insurance providers, no more than one time in any fiscal year).

SECTION 5.05 Obligations and Taxes.

(a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms, except where the failure to pay such Indebtedness and other obligations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Borrower shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (ii) such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (iii) in the case of Collateral, the applicable Borrower shall have otherwise complied with the Contested Collateral Lien Conditions and (y) the failure to pay would not reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(c) Tax Shelter Reporting. Borrowers do not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrowers determine to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

SECTION 5.06 Employee Benefits. (a) Comply in all respects with the applicable provisions of ERISA and the Code, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent (x) as soon as practicable after, and in any event within 5 days after any Responsible Officer of any Borrower or any ERISA Affiliates of any Borrower knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrowers or any of their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrower Representative setting forth details as to such ERISA Event and the action, if any, that the Borrowers propose to take with respect thereto; (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Borrower) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor by the Administrative Agent, on and after the effectiveness of the Pension Protection Act of 2006, copies of (i) any documents described in Section 101(k) of ERISA that any Borrower or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Borrower or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Borrower or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Borrower or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and all Requirements of Law are made of all material dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by the Administrative Agent or Co-Collateral Agents (including any Lender) to visit and inspect the financial records and the property of such Borrower, with reasonable prior notice (except during an Event of Default, when no notice shall be required), at reasonable times during normal business hours and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Borrower with the officers and employees thereof and advisors therefor (including independent accountants) (other than information which is subject to attorney-client privilege or would result in a breach of a confidentiality obligation of the Borrowers to any other Person); provided, however, that (i) (x) no more than one such inspection shall occur during any fiscal year at the Borrowers’ expense, (y) following the occurrence and during the continuation of an Event of Default, more frequently at the Administrative Agent’s request and at the expense of the Borrowers (in which event there shall be no limitation on inspections), and (ii) a representative of the Borrower shall be given the opportunity to be present for any communication with the independent public accountants.

(b) Within 150 days after the end of each fiscal year of the Borrowers, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Administrative Agent, by conference call, the costs of such venue or call to be paid by Borrowers) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Borrowers and the budgets presented for the current fiscal year of the Borrowers.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for the purposes set forth in the definition of Commercial Letter of Credit or Standby Letter of Credit, as the case may be.

SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Borrower to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Borrower shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP; provided, further, that except in each case where noncompliance or nonpayment would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 30 days without the Borrowers commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrowers, an environmental assessment report regarding the specific matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

SECTION 5.10 Additional Collateral; Additional Borrowers.

(a) With respect to any Accounts, Inventory and proceeds thereof acquired after the Closing Date by any Borrower that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or such later date as the Administrative Agent may approve; provided the Administrative Agent has provided all the required documents) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrowers shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent or the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired Accounts, Inventory and proceeds.

(b) The Borrower Representative may, at its option, cause any of its Subsidiaries, whether currently existing or formed after the Closing Date, to become a new Borrower, by causing such Subsidiary, twenty (20) days prior to such Subsidiary becoming a Borrower, (A) to execute a Joinder Agreement or such comparable documentation to become a Borrower, an Inventory Reclamation Waiver (if such Subsidiary has not previously done so) and a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (B) to comply with the provisions of Section 4.01(p) and (C) to take all actions necessary in the opinion of the Administrative Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

SECTION 5.11 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, at Borrowers’ expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens and as permitted by the applicable Security Document, or obtain any consents, or waivers, as may be necessary in connection therewith; provided that the requirements with respect to deposit accounts are set forth exclusively in Section 2.19; (b) deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents; and (c) upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may reasonably require.

SECTION 5.12 Information Regarding Collateral.

(a) Not effect any change (i) in any Borrower’s legal name, (ii) in the location of any Borrower’s chief executive office, (iii) in any Borrower’s identity or organizational structure, (iv) in any Borrower’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Borrower’s jurisdiction of organization (in each case, including by merging with or into any other entity other than another Borrower, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than 30 days prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Borrower agrees to promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Borrower also agrees to notify the Administrative Agent, not less than 15 days prior thereto, of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility) other than (i) any location that is listed in the relevant Schedules to the Perfection Certificate, (ii) any location relating to Inventory in transit or at sidings in railcars in the ordinary course of Borrowers’ business, and (iii) any location relating to short term swaps of Inventory with other ethanol suppliers in the ordinary course of VeraSun Marketing’s business.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent a Perfection Certificate Supplement and a certificate of a Financial Officer and the chief legal officer of Borrower Representative certifying that all UCC financing statements or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.13 Borrowing Base-Related Reports. Borrowers shall deliver or cause to be delivered (at the expense of Borrowers) to the Co-Collateral Agents and the Administrative Agent the following:

(a) within 20 days after the end of each month for the month most recently ended, a Borrowing Base Certificate from the Borrowers accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent or the Co-Collateral Agents in their reasonable credit judgment in good faith; provided that, at any time when (i) a Default or Event of Default is continuing or (ii) following the delivery of the September 2008 Borrowing Base Certificate, Collateral Availability is less than $37.5 million, the Co-Collateral Agents and the Administrative Agent, in their sole discretion, may request Borrowers to deliver or cause a Borrowing Base Certificate to be delivered (at the expense of Borrowers) on a weekly basis;

(b) upon request by the Administrative Agent and the Co-Collateral Agents, and in no event less frequently than 30 days after the end of (i) each month, a monthly trial balance showing Accounts outstanding aged from statement date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by a comparison to the prior month’s trial balance and such supporting detail and documentation as shall be requested by the Administrative Agent or the Co-Collateral Agents in their reasonable credit judgment and (ii) each month, a summary of Inventory by location and type accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent or the Co-Collateral Agents in their reasonable credit judgment (in each case, together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date);

(c) at the time of delivery of each of the financial statements delivered pursuant to Sections 5.01(a) and (b), a reconciliation of the Accounts trial balance and quarter-end Inventory reports of Borrowers to the general ledger of Borrowers, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent or the Co-Collateral Agents in their reasonable credit judgment; and

(d) such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral of any or all Borrowers as the Administrative Agent or the Co-Collateral Agents shall from time to time request in their reasonable credit judgment in good faith.

The delivery of each certificate and report or any other information delivered pursuant to this Section 5.13 shall constitute a representation and warranty by Borrowers that the statements and information contained therein are true and correct in all material respects on and as of such date.

SECTION 5.14 Borrowing Base Verification; Inventory Appraisals. Any of the Administrative Agent’s and each Co-Collateral Agent’s officers, designated employees or agents shall have the right, at any reasonable time or times during normal business hours on prior reasonable notice to Borrowers, in the name of the Administrative Agent or such Co-Collateral Agent, as applicable, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise. Borrowers shall cooperate fully with the Administrative Agent and the Co-Collateral Agents in an effort to facilitate and promptly conclude any such verification process. Any of the Administrative Agent’s and each Co-Collateral Agent’s officers, designated employees or agents shall have the right, at any reasonable time or times on prior notice to Borrowers, to conduct field audits of the financial affairs and Collateral of the Borrowers. The Borrowers shall cooperate fully with the Administrative Agent and the Co-Collateral Agents and their agents during all (x) Collateral field audits, which shall be at Borrowers’ expense and shall be conducted, at the request of the Administrative Agent or Co-Collateral Agents, not more than two (2) times during any twelve month period, absent a continuing Event of Default, (y) Inventory Appraisals, which shall be at Borrowers’ expense and shall be conducted, at the request of the Administrative Agent or Co-Collateral Agents, not more than two (2) times, during any twelve month period, absent a continuing Event of Default, or (z) in the case of both Collateral field audits and Inventory Appraisals, following the occurrence and during the continuation of an Event of Default, more frequently at the Administrative Agent’s or any Co-Collateral Agent’s reasonable request.

SECTION 5.15 Farm Products Laws

(a) Comply at all times with all existing and future Farm Products Notices during their period of effectiveness under any Farm Products Law, including directions to make payments to the Farm Products Seller by issuing payment instruments directly to the secured party with respect to any assets of the Farm Products Seller or jointly payable to the Farm Products Seller and any secured party with respect to the assets of such Farm Products Seller, as specified in the Farm Products Notice, so as to terminate or release the Lien on any Farm Products maintained by such Farm Products Seller or any secured party with respect to the assets of such Farm Products Seller under any Farm Products Law.

(b) Take all other actions as may be reasonably required, if any, to ensure that any perishable agricultural commodity (in whatever form) or other Farm Products are purchased free and clear of any Lien in favor of any Farm Products Seller or any secured party with respect to the assets of any Farm Products Seller.

(c) In the event any Borrower receives a Farm Products Notice, such Borrower shall pay the related invoice within the payment terms specified therein and notify the Administrative Agent of such receipt; provided, however, that such invoice may remain unpaid if, and only so long as (i) appropriate legal or administrative action has been commenced in good faith and is being diligently pursued or defended by such Borrower, (ii) adequate reserves with respect to such contest are maintained on the books of such Borrower, in accordance with GAAP, (iii) the Administrative Agent and Co-Collateral Agents shall have the right to establish a Reserve, in their Permitted Discretion, with respect to the relevant invoice, (iv) such Borrower shall promptly pay or discharge such contested invoice and all additional charges, interest, penalties, and expenses, if any, and shall deliver to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of such payment, if such contest is terminated or discontinued adversely to such Borrower or the conditions set forth in this Section 5.15(c) are no longer met, and (v) the Administrative Agent has not advised such Borrower in writing that the Administrative Agent reasonably believes that nonpayment thereof could reasonably be expected to have or result in a Material Adverse Effect.

SECTION 5.16 Inventory Reclamation Waiver. Prior to such time that any Subsidiary that is not a Borrower begins selling Inventory to VeraSun Marketing, cause such Subsidiary to execute an Inventory Reclamation Waiver.

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than contingent indemnification obligations not then due and payable) have been paid in full and all Letters of Credit have been canceled or have expired or been fully cash collateralized, unless the Required Lenders shall otherwise consent in writing, no Borrower will:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(b), (including, without limitation, the Senior Secured Note Indenture, the Senior Note Indenture, the Senior Secured Notes and the Senior Notes);

(c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(d) Contingent Obligations of any Borrower in respect of Indebtedness otherwise permitted under this Section 6.01;

(e) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(f) Indebtedness incurred in connection with Sale and Leaseback Transactions permitted hereunder;

(g) Indebtedness incurred in the ordinary course of business in connection with the financing of insurance premiums;

(h) Indebtedness of any Borrower acquired pursuant to a Permitted Acquisition (e.g., Indebtedness assumed at the time and as a result of a Permitted Acquisition) of not more than $10,000,000 outstanding at any time; provided that in each case such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition;

(i) Indebtedness constituting the obligation to make customary purchase price adjustments for working capital and indemnities in connection with Permitted Acquisitions;

(j) guarantees and letters of credit and surety bonds (other than guarantees of, or letters of credit and surety bonds related to, Indebtedness) issued in connection with Permitted Acquisitions and dispositions permitted hereunder;

(k) without duplication of any other Indebtedness, non-cash accruals of interest, accretion or amortization of original issue discount and payment-in-kind interest with respect to Indebtedness permitted hereunder;

(l) extensions, renewals, refinancing, defeasances, restructurings, refundings and replacements of any Indebtedness permitted herein, provided that such extension, renewal, refinancing, defeasance, restructuring, refunding and replacement constitutes a Permitted Refinancing.

(m) Indebtedness in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 5.05;

(n) Indebtedness consisting of deferred purchase price or notes issued to officers, directors and employees to purchase or redeem Equity Interests (or option or warrants or similar instruments) of a Borrower provided such Indebtedness is subordinated to the Obligations in form and substance reasonably acceptable to Administrative Agent;

(o) Indebtedness consisting of incentive, non-compete, consulting, deferred compensation, or other similar arrangements entered in the ordinary course of business;

(p) guarantees by any Borrower of Indebtedness or other obligations of any other Borrower;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(r) Indebtedness and contingent liabilities incurred in the ordinary course of business in respect of bid or performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, export or import indemnities, custom bonds, governmental contracts, leases completion guarantees and payment obligations in connection with self-insurance or similar instruments or obligations;

(s) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, in an aggregate amount not to exceed $6,000,000 at any one time outstanding;

(t) Unsecured Indebtedness of any Borrower owed to any other Borrower, as evidenced by the Intercompany Note, and unsecured Indebtedness of any Borrower owed to any Subsidiary of any Borrower; and

(u) additional Indebtedness of any Borrower if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio would be greater than 2.0:1.0; provided that at the time of the incurrence of such additional Indebtedness, Borrowing Availability shall be at least $18,750,000;

The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred equity in the form of additional shares of the same class of preferred equity shall not be deemed to be an incurrence of Indebtedness or an issuance of preferred equity for purposes of this Section 6.01; provided, in each such case that the amount of any such accrual, accretion or payment is included in fixed charges of the Borrower Representative as accrued.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Borrower Representative, in its sole discretion, may divide and classify, and from time to time may re-divide or reclassify, all or a portion of such item of Indebtedness in any manner that complies with this covenant.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) inchoate Liens for taxes, assessments, claims or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (ii) in the case of any such charge or claim which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(b) Liens in respect of property of any Borrower imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Borrowers, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Borrowers, taken as a whole, (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (iii) in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(c) any Lien in existence on the Closing Date and set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(l), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the collateral subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness, (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Borrowers at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Borrower shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings and, in the case of any such Lien which has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;

(f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, in connection with which proceedings orders have been entered that have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any Collateral, (iii) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions and (iv) the aggregate amount of deposits at any time pursuant to clause (y) and clause (z) of this paragraph (f) shall not exceed $1,000,000 in the aggregate;

(g) Leases and subleases of the properties of any Borrower granted by such Borrower to third parties, in each case entered into in the ordinary course of such Borrower’s business;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower in the ordinary course of business in accordance with the past practices of such Borrower;

(i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(j) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Borrower to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to collateral not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(k) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(l) licenses of Intellectual Property granted by any Borrower in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrowers;

(m) interests or title of a lessor and the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(n) Liens securing the Senior Secured Notes, and Permitted Refinancing of any of the foregoing permitted by Section 6.01(l); provided that, no such Liens shall cover any of the Collateral;

(o) Parity Liens securing Parity Lien Obligations incurred in accordance with, and permitted under, the terms of the Senior Secured Note Indenture; provided that, no such Liens shall cover any of the Collateral;

(p) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (i) such Lien is created solely for the purpose of securing Indebtedness incurred, in accordance with Section 6.01(s), to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (ii) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (iii) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(q) Liens in favor of any Borrower;

(r) judgment Liens arising from the rendering of a final judgment or order against any Borrower that does not give rise to an Event of Default, so long as any appropriate legal proceeding that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(s) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(t) Liens on insurance proceeds and deposits arising in the ordinary course of business in connection with the financing of insurance premiums;

(u) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Hedging Obligations under Hedging Agreements entered into to protect any Borrower from fluctuations in interest rates, currencies or the price of commodities;

(v) Any interest or title of a licensor, sublicensor, lessor or sublessor under any license or operating or true lease agreement in which a Borrower is the licensee or lessee;

(w) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(x) security given to a public or private utility as required in the ordinary course of business;

(y) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;

(z) Liens in the ordinary course of business of any Borrower with respect to obligations that do not exceed $5.0 million at any time outstanding that (i) are not incurred in connection with borrowing of money, (ii) do not encumber any Collateral and (iii) do not materially detract from the value of the property of such Borrower or materially impair its use;

(aa) Liens arising by operation of law under Article 2 of the UCC in favor of a seller of goods or buyer of goods (in each case, other than Borrowers or any of their Subsidiaries);

(bb) unauthorized filings of financing statements as to which no grant of a lien has been given and which are discharged promptly, and in any event, within 30 days after any Borrower has become aware of such filing; and

(cc) the replacement, extension or renewal of any Lien permitted by clauses (a) through (bb) above; provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such Lien was incurred, as applicable.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) Investments outstanding on the Closing Date and identified on Schedule 6.04(a);

(b) the Borrowers may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(c) Hedging Obligations incurred pursuant to Section 6.01(c);

(d) loans and advances to directors, employees and officers of Borrowers and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of a Borrower, in an aggregate amount not to exceed $2.0 million at any time outstanding; provided that no loans in violation of Section 402 of the Sarbanes-Oxley Act shall be permitted hereunder;

(e) Investments (i) by any Borrower in a Borrower and (ii) by any Borrower in any Subsidiary of a Borrower (other than a Subsidiary that is a Borrower) (including by way of a Contingent Obligation of any Borrower with respect to obligations of any such Subsidiary) in an aggregate amount at any time outstanding not to exceed $40.0 million, less any repayments of intercompany Indebtedness by a Borrower to any Subsidiary that is not a Borrower made pursuant to Section 6.11(a)(v); provided that, (A) the average of Collateral Availability for the 30 days prior to the making of any such Investment shall be not less than $75.0 million and (B) the projected average of Collateral Availability for the 30 days after the making of any such Investment shall be not less than $75.0 million based on projections presented by Borrowers to the Administrative Agent and reasonably satisfactory to the Administrative Agent;

(f) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; and

(g) Contingent Obligations of any Borrower with respect to obligations of another Borrower; provided the incurrence of such obligation is not prohibited under this Agreement;

(h) Investments in non-cash consideration received in Asset Sales to the extent such Asset Sale is permitted under Section 6.06;

(i) Investments received in settlement of amounts due to any Borrower effected in the ordinary course of business or owing to any Borrower as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of any Borrower;

(j) Investments received in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(k) Permitted Acquisitions by any Borrower;

(l) earnest money required in connection with and to the extent permitted by Permitted Acquisitions;

(m) agreements providing for indemnification or similar obligations, or guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrowers pursuant to such agreements, in connection with Permitted Acquisitions or Asset Sales permitted by this Agreement;

(n) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Borrower or at the time such Person merges or consolidates with any Borrower, in either case, in compliance with this Agreement; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Borrower or such merger or consolidation;

(o) customary security deposits and pledges made by a Borrower under leases and other contracts and with utility companies;

(p) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Qualified Capital Stock of the Borrower Representative;

(q) Investments by any Borrower in VeraSun Reynolds; provided that, (i) the average of Collateral Availability for the 30 days prior to the making of any such Investment shall be not less than $75.0 million and (ii) the projected average of Collateral Availability for the 30 days after the making of any such Investment shall be not less than $75.0 million based on projections presented by Borrowers to the Administrative Agent and reasonably satisfactory to the Administrative Agent;

(r) intercompany accounts payable owing to Borrower Representative from Subsidiaries for SG&A expenses charged to such Subsidiary; and

(s) other Investments in an aggregate amount not to exceed the greater of (i) $7.5 million at any time outstanding and (ii) 2.5% of Total Assets;

provided, however, that for purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment; provided, further, that with respect to any Investment, the Borrowers may, in their discretion allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment, to one or more of the clauses (a) through (r) above so that the entire Investment would be an Investment permitted hereunder.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to any Borrower.

SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) Asset Sales in compliance with Section 6.06;

(b) acquisitions in compliance with Section 6.07;

(c) any Borrower may merge or consolidate with or into any other Borrower; and

(d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.06 Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a) disposition of used, worn out, damaged, obsolete, uneconomical, unsuitable for use in connection with the business of any Borrower or surplus property by any Borrower in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of the Borrowers taken as a whole;

(b) Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed $25.0 million in any four consecutive fiscal quarters of Borrowers;

(c) Leases, licenses, subleases or sublicenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(d) mergers and consolidations in compliance with Section 6.05;

(e) Investments in compliance with Section 6.04;

(f) the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;

(g) Sale and Leaseback Transaction permitted under this Agreement;

(h) Asset Sales to any Borrower;

(i) Issuances of Equity Interests by Borrower Representative to the extent otherwise permitted under this Agreement;

(j) consummation of Permitted Acquisitions (including the issuance of stock as part of the consideration to the extent otherwise permitted hereunder);

(k) Asset Sales of parts and equipment to the extent that (i) such property is exchanged for credit against the purchase price of property used or useful in the business of the Borrowers, (ii) the proceeds of such Asset Sale are applied to the purchase price of property used or useful in the business of the Borrowers or (iii) such Asset Sale is made to a Subsidiary that is not a Borrower; provided that such Asset Sale complies with the provisions of Section 6.09;

(l) Investments and acquisitions in connection with any such transaction that may be made to the extent permitted by Section 6.04;

(m) as long as no Default then exists or would arise therefrom, the sale of Cash Equivalents for fair value in the ordinary course of business;

(n) termination, surrender or waiver of rights under Leases and other contracts in the ordinary course of business shall be permitted;

(o) any disposition of real estate to a Governmental Authority as a result of a condemnation of such real estate and any Asset Sale resulting from a casualty to such property; and

(p) sale of non-core assets obtained in connection with a Permitted Acquisition.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Borrower) shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrowers shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Administrative Agent shall take all actions it deems appropriate in order to effect the foregoing.

SECTION 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) Capital Expenditures by Borrowers and the Subsidiaries;

(b) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business;

(c) Investments in compliance with Section 6.04;

(d) Leases, licenses, subleases or sublicenses of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;

(e) Permitted Acquisitions; and

(f) mergers and consolidations in compliance with Section 6.05.

SECTION 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Borrower, except that the following shall be permitted:

(a) Dividends by any Borrower to any Borrower;

(b) payments to a Borrower to permit such Borrower, and the subsequent use of such payments by such Borrower, to repurchase or redeem Qualified Capital Stock of such Borrower held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Borrower, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, $3.0 million; and

(c) Dividends by Borrower Representative, to the extent permitted under Section 4.3 of the Senior Secured Notes Indenture, as in effect on the date hereof; provided that (i) no Default or Event of Default shall have occurred and be continuing or would result from the payment of such Dividend and (ii) (A) the average of Collateral Availability for the 30 days prior to the making of any payment of such Dividend shall be not less than $75.0 million and (B) the projected average of Collateral Availability for the 30 days after the making of any payment of such Dividend shall be not less than $75.0 million based on projections presented by Borrowers to the Administrative Agent and reasonably satisfactory to the Administrative Agent.

SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Borrower (other than between or among one or more Borrowers), other than on terms and conditions at least as favorable to such Borrower as would reasonably be obtained by such Borrower at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.08;

(b) Investments permitted by Sections 6.04(d) and (e);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Borrower;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) marketing agreements between any Borrower or any Subsidiary of a Borrower, on the one hand, and VeraSun Marketing, on the other hand, on terms and conditions at least as favorable to such Borrower or Subsidiary of a Borrower (as applicable) and VeraSun Marketing as an arm’s length transaction;

(f) sales of Qualified Capital Stock of Borrower Representative not otherwise prohibited by the Loan Documents;

(g) any transaction with an Affiliate where the only consideration paid by any Borrower is Qualified Capital Stock of a Borrower; and

(h) transactions permitted under Section 4.12 of the Senior Secured Note Indenture and/or Section 4.12 of the Senior Note Indenture as in effect on the date hereof.

SECTION 6.10 Financial Covenant.

Minimum Fixed Charge Coverage Ratio. If at any time Borrowing Availability is less than $18,750,000, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.15 to 1.0 as of the last day of the most recently ended Test Period.

SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(a) make (or give any notice in respect thereof) any payment or prepayment of principal on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Indebtedness outstanding under any Subordinated Indebtedness, except (i) any payment of principal at scheduled maturity, (ii) a refinancing permitted by Section 6.01(l), (iii) any payment to the extent made with Qualified Capital Stock of a Borrower, (iv) repayment of intercompany Indebtedness owing to a Borrower that was permitted to be outstanding pursuant to the terms of this Agreement; (v) repayments of intercompany Indebtedness by a Borrower to any Subsidiary that is not a Borrower in an aggregate amount not to exceed $40.0 million, less any Investments by a Borrower in any Subsidiary that is not a Borrower made in accordance with the provisions of Section 6.04(e)(ii); provided that, (A) the average of Collateral Availability for the 30 days prior to the making of any such repayment shall be not less than $75.0 million and (B) the projected average of Collateral Availability for the 30 days after the making of any such repayment shall be not less than $75.0 million based on projections presented by Borrowers to the Administrative Agent and reasonably satisfactory to the Administrative Agent, or (vi) so long as no Default or Event of Default has occurred and is continuing, payments in an amount which, when taken together with all payments made pursuant to this clause (vi) and all Dividends made pursuant to Section 4.3(c)(13) of the Senior Secured Note Indenture, as incorporated by reference in Section 6.08(c), does not exceed $5.0 million;

(b) amend or modify, or permit the amendment or modification of, any provision of any document governing any Material Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders; or

(c) terminate, amend (except as set forth on Schedule 6.11) or modify any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that the Borrower Representative may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend or modify its Organizational Documents to authorize any such Equity Interests.

SECTION 6.12 Limitation on Certain Restrictions on Borrowers. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Borrower to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by any Borrower, or pay any Indebtedness owed to a Borrower, (b) make loans or advances to any Borrower or (c) transfer any of its properties to any Borrower, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the Senior Secured Note Indenture (including, without limitation, Section 4.13 thereunder), the Senior Note Indenture (including, without limitation, Section 4.13 thereunder) and provisions in documents governing any Parity Lien Obligations so long as such provisions are not less favorable to the Lenders than those in the Senior Secured Note Indenture; (iv) customary provisions restricting subletting, encumbering, assignment or transfer of any lease, license or conveyance; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06; (viii) any agreement in effect at the time a Subsidiary becomes a Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Borrower; (ix) without affecting the Borrowers’ obligations under Section 5.10, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) any encumbrances or restrictions imposed by any amendments, restatements, extensions, refinancings, renewals or replacements of contracts, instruments or obligations referred to in clauses (iii) or (viii) above, provided that the encumbrances and restrictions in any such amendments, restatements, extensions, refinancings, renewals or replacements taken as a whole are, in the good faith judgment of the Borrower Representative’s Board of Directors, not materially less favorable to the Lenders than those encumbrances or restrictions that are then in effect and that are being amended, restated, extended, refinanced, renewed or replaced; (xiii) arising in connection with any Indebtedness or Disqualified Capital Stock of any Borrower permitted to be incurred subsequent to the Closing Date in accordance with the provisions of this Agreement; or (xiv) existing with respect to Hedging Agreements incurred from time to time in the ordinary course of business and not for speculative purposes.

SECTION 6.13 Limitation on Issuance of Capital Stock.

(a) With respect to any Borrower, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to any Borrower other than Borrower Representative, issue any Equity Interest other than to another Borrower.

SECTION 6.14 Business. With respect to Borrowers and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrowers and their Subsidiaries are engaged on the Closing Date (or, in the good faith judgment of the Board of Directors, which are substantially related, ancillary or complimentary thereto or are reasonable extensions thereof).

SECTION 6.15 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

SECTION 6.16 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.17 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Secured Note Indenture, the Senior Note Indenture, each as in effect on the Closing Date, and documents governing any Parity Lien Obligations so long as such provisions are not less favorable to the Lenders than those in the Senior Secured Note Indenture; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Borrower to secure the Secured Obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of a Borrower or Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments, restatements, extensions, replacements or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); provided that such amendments, restatements, extensions, replacements and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment, restatement, extension, replacement or refinancing or (6) in the case of any joint venture which is not a Borrower, such Person’s organizational or governing documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or assets held in the subject joint venture or other entity.

SECTION 6.18 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Borrowers shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Borrowers’ compliance with this Section 6.18.

(b) Cause or permit any of the funds of such Borrower that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.19 Embargoed Person. Cause or permit (a) any of the funds or properties of the Borrowers that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Borrowers (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Borrowers, with the result that the investment in the Borrowers (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. Each of the Borrowers hereby jointly and severally guarantees, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each of the Borrowers hereby jointly and severally agrees that if any other Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Borrower will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Borrowers under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Borrowers hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(a) at any time or from time to time, without notice to the Borrowers, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (other than payment in full in cash of Guaranteed Obligations);

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Borrower.

The Borrowers hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever other than notices required under any Loan Document, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Borrowers waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Borrowers and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding until the Obligations are paid in full in cash (other than contingent indemnification obligations not then due and payable) and all Commitments hereunder are terminated.

SECTION 7.03 Reinstatement. The obligations of the Borrowers under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrowers in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Borrower hereby agrees that until the indefeasible payment and satisfaction in full in cash (other than contingent indemnification obligations not then due and payable) of all Guaranteed Obligations (other than contingent indemnification obligations not then due and payable) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrowers of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Borrower permitted pursuant to Section 6.01(t) shall be subordinated to such Borrower’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Borrowers jointly and severally agree that, as between the Borrowers and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Borrowers for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Borrower hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Borrower in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by any Borrower or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.09) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Right of Contribution. Each Borrower hereby agrees that to the extent that a Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment. Each Borrower’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.09 shall in no respect limit the obligations and liabilities of any Borrower to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Borrower shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Borrower hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent to Borrowers;

(f) any Borrower or any Subsidiary of any Borrower shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period or cure period (and after giving effect to any amendment or waivers thereof), or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness of such Borrower or Subsidiary beyond any applicable grace period or cure period (and after giving effect to any amendments or waivers thereof) if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor in good faith; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Borrowers and their Subsidiaries if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Borrower, or of a substantial part of the property of any Borrower, under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of the property of any Borrower; or (iii) the winding-up or liquidation of any Borrower; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or for a substantial part of the property of any Borrower; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5.0 million (in excess of insurance for which the insurer has not denied coverage) shall be rendered against any Borrower or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Borrower to enforce any such judgment;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in liability of any Borrower and its ERISA Affiliates in an aggregate amount exceeding $2.5 million or the imposition of a Lien on any assets of a Borrower;

(k) any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Administrative Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Administrative Agent, or shall be asserted by Borrowers or any other Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Borrower or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Borrower shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control; or

(n) any Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;

then, and in every such event (other than an event with respect to a Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrowers described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Rescission. If at any time after termination of the Commitments or acceleration of the maturity of the Loans, Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrowers, the termination of the Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Bank to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrowers and do not give Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured

Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the payment in full in cash of the outstanding principal amount of the Swingline Loans;

(e) Fifth, to the payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and, to the extent Reserves reasonably satisfactory to the Administrative Agent have been established, any fees, premiums, scheduled periodic payments, and any breakage, termination or other payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon;

(f) Sixth, to the payment in full in cash, pro rata, of, any amounts in excess of any Reserves established by the Administrative Agent, of any fees, premiums, scheduled periodic payments, and any breakage, termination or other payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(g) Seventh, the balance, if any, to the person lawfully entitled thereto (including the applicable Borrower or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Borrowers shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE CO-COLLATERAL AGENTS

SECTION 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and Co-Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Co-Collateral Agents, the Lenders and the Issuing Bank, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrowers or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrowers, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Co-Collateral Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of Borrowers. No Agent shall be liable for any action taken or not taken by such service provider.

SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookmanagers, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Co-Collateral Agents, a Lender or the Issuing Bank hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Borrower, to Borrower Representative at:

VeraSun Energy Corporation

100 22nd Avenue

Brookings, South Dakota 57006

Attention: General Counsel

Telecopier No.: (605) 696-7250

(ii) if to the Administrative Agent, Co-Collateral Agent or Issuing Bank, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Brian Costa

Telecopier No.: (203) 719-4166

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: William D. Brewer

Telecopy No.: 212-294-4700

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

(iv) if to the Swingline Lender, to it at:

UBS Loan Finance LLC

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Brian Costa

Telecopier No.: (203) 719-4166

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, each Co-Collateral Agent or Borrowers may, in their reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at dl-ubsagency@ubs.com or at such other e-mail address(es) provided to Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Borrower to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrowers shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.

Each Borrower further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Co-Collateral Agents or any of their Related Parties have any liability to the Borrowers, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s or any Co-Collateral Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Sections 10.02(c), (d) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrowers that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant Default or Event of Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement or waiver of a Default or Event of Default shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any Reimbursement Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrowers of any of their rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release any Borrower from its Obligations, without the written consent of each Lender;

(vii) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii) change Section 2.13(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.16(d) and 2.17(d), without the written consent of each Lender directly affected thereby;

(ix) change any provision of this Section 10.02(b) or Sections 10.02(c), (d) or (e), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders,” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) subordinate the Obligations to any other obligation, without the written consent of each Lender;

(xii) change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiii) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank;

(xiv) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender; or

(xv) expressly change or waive any condition precedent in Section 4.02 to any Revolving Borrowing without the written consent of the Required Lenders;

provided, further, that any waiver, amendment or consent that increases advance rates for the Borrowing Base shall require the consent of Lenders having at least 80% of the Revolving Commitments.

(c) Further, notwithstanding anything to the contrary contained in Section 10.02(b), if the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(d) Collateral. Without the consent of any other person, the applicable Borrower and the Administrative Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument (including Joinder Agreements), to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(e) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination. Each Lender agrees that, if Borrowers elect to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such non-consenting Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Swingline Lender and Issuing Bank and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, including any Inventory Appraisal, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Co-Collateral Agents, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Co-Collateral Agents, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights if an Event of Default exists at the time of such incurrence (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.

(b) Indemnification by Borrowers. Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Co-Collateral Agents (and any sub-agent thereof), each Lender, the Swingline Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee (excluding Taxes which shall be governed by Section 2.14) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any Real Property owned, leased or operated by any Borrower at any time, or any Environmental Claim related in any way to any Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are for more than one general counsel for all Indemnitees and more than one “specialty counsel” in any specialty area of law for all Indemnitees and more than one local counsel in each applicable jurisdiction for all Indemnitees, subject, in each case, to any actual or potential conflict determined in the sole judgment of any Indemnitee.

(c) Reimbursement by Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Co-Collateral Agents (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Co-Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), each Co-Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), each Co-Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.13. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than damages arising from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after written demand (including documentation reasonably supporting such request) therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Issuing Lender, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of any assignment made in connection with the primary syndication of the Commitments and Loans by the Arranger or an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower Representative otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis; and

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in Stamford, Connecticut a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers, the Issuing Bank, the Swingline Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

In the event that any Lender sells participations in a Loan, such Lender shall maintain a register on which it enters the name of all participants in the Loans held by it (the “Participant Register”). A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain the holder of its Loans and owner of its participation or other interest in any Letter of Credit for all purposes hereunder, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) Borrowers, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant.

(f) Certain Pledges. Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank; provided that no such pledge or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrowers or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.13, 2.14 and Article X (other than Section 10.12) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. No Lender shall exercise its rights under this Section without the written consent of the Administrative Agent. Each Lender and the Issuing Bank agrees to notify Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS (INCLUDING STATUTES OF LIMITATION) OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW.

(b) Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Co-Collateral Agents, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, accountants, legal counsel and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12 and so long as such party is not a competitor of any Borrower, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrowers or (h) to the extent such Information (x) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers, who is not subject to any confidentiality agreement with the Borrower. For purposes of this Section, “Information” means all information received from Borrowers or any of their Subsidiaries relating to Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Borrowers or any of their Subsidiaries. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrowers, which information includes the name, address and tax identification number of each Borrower and other information regarding each Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 Lender Addendum. Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, Borrowers and the Administrative Agent.

SECTION 10.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Borrowers hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Borrower;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Borrower;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrowers.

SECTION 10.17 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any bankruptcy or insolvency law.

SECTION 10.18 Additional Loans. Administrative Agent shall not make (and shall prohibit the Issuing Bank and Swingline Lender, as applicable, from making) any Revolving Loans or provide any Letters of Credit to Borrowers on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans, Swingline Loans, or Letters of Credit would cause the aggregate amount of the Revolving Exposure to exceed the Borrowing Base, without the prior consent of all Lenders, except, that, Administrative Agent may make (or cause to be made) such additional Revolving Loans or Swingline Loans or provide such additional Letters of Credit on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letters of Credit will cause the total outstanding Revolving Exposure to exceed the Borrowing Base, as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans, Swingline Loans, or additional Letters of Credit to Borrowers which Administrative Agent may make or provide (or cause to be made or provided) after obtaining such actual knowledge that the Revolving Exposure equals or exceeds the Borrowing Base shall not exceed $10.0 million outstanding at any time and shall not cause the Revolving Exposure to exceed the Revolving Commitments of all of the Lenders or the Revolving Exposure of a Lender to exceed such Lender’s Revolving Commitment, (b) without the consent of all Lenders, Administrative Agent shall not make any such additional Revolving Loans, Swingline Loans, or Letters of Credit more than sixty (60) days from the date of the first such additional Revolving Loans, Swingline Loans, or Letters of Credit and (c) the Required Lenders may at any time prospectively revoke the Administrative Agent’s authorization to make such additional Revolving Loans, Swingline Loans or Letters of Credit. Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Percentage of any such additional Revolving Loans, Swingline Loans, or Letters of Credit provided that Administrative Agent is acting in accordance with the terms of this Section 10.18.

SECTION 10.19 CFC Subsidiary. Notwithstanding any provision of any Loan Document to the contrary (including any provision that would otherwise apply notwithstanding other provisions or that is the beneficiary of other overriding language), (i) no more than 65% of the voting interests in or of any CFC Subsidiary shall be pledged or similarly hypothecated to guarantee or support any Obligation of the Borrowers, (ii) no CFC Subsidiary shall guarantee or support any Obligation of the Borrowers and (iii) no security or similar interest shall be granted in the assets of any CFC Subsidiary, which security or similar interest guarantees or supports any Obligation of the Borrower. The parties agree that any pledge, guaranty or security or similar interest made or granted in contravention of this Section 10.19 shall be void ab initio.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:

VERASUN ENERGY CORPORATION

By:	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	President & Chief Financial Officer

VERASUN FORT DODGE, LLC

By:	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	President & Chief Financial Officer

VERASUN HARTLEY, LLC

By:	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	President & Chief Financial Officer

VERASUN WELCOME, LLC

By:	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	President & Chief Financial Officer

VERASUN CHARLES CITY, LLC

By:	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	President & Chief Financial Officer

VERASUN AURORA CORPORATION

By:	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	President & Chief Financial Officer

VERASUN MARKETING, LLC

By:	/s/ Danny C. Herron
Name:	Danny C. Herron
Title:	President & Chief Financial Officer

S-1

[VeraSun Credit Agreement]

UBS SECURITIES LLC, as Arranger, Syndication Agent and Documentation Agent

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Associate Director

UBS LOAN FINANCE LLC, as a Lender and as Swingline Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

UBS AG, STAMFORD BRANCH, as Issuing Bank, Administrative Agent and Co-Collateral Agent

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director

S-2

[VeraSun Credit Agreement]

Annex I

Applicable Margin

	Revolving Loans
Average Daily Borrowing Availability	Eurodollar	ABR
Level I: > $75,000,000	2.50%	1.50%
Level II: ≤$75,000,000 but >$35,000,000	2.75%	1.75%
Level III: ≤$35,000,000	3.00%	2.00%

Each change in the Applicable Margin resulting from a change in the Average Daily Borrowing Availability shall be effective with respect to all Loans and Letters of Credit outstanding on and after the date of delivery to the Administrative Agent of the Borrowing Base Certificate for the last month of each fiscal quarter indicating such change until the date immediately preceding the next date of delivery of a Borrowing Base Certificate for the last month of a fiscal quarter indicating another such change. Notwithstanding the foregoing, the Average Daily Borrowing Availability shall be deemed to be (i) in Level I for purposes of determining the Applicable Margin from the Closing Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate for the last month of the first fiscal quarter ending at least six months after the Closing Date, and (ii) in Level III for purposes of determining the Applicable Margin at any time (A) during which Borrower has failed to deliver the applicable Borrowing Base Certificate for the last month of a fiscal quarter and (B) during the existence of an Event of Default. For purposes of this Annex I, “Average Daily Borrowing Availability” shall mean the average daily Borrowing Availability during the most recently completed fiscal quarter.

In the event that any Borrowing Base Certificate is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrowers shall immediately deliver to the Administrative Agent a correct Borrowing Base Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Borrowing Base Certificate (but in no event shall the Lenders owe any amounts to Borrowers), and (iii) Borrowers shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.